Exhibit 99.(a)(1)(A)

SL GREEN REALTY CORP.

OFFER TO PURCHASE

FOR CASH UP TO $250,000,000 AGGREGATE PRINCIPAL AMOUNT
OF THE OUTSTANDING NOTES LISTED BELOW

THE TENDER OFFER (AS DEFINED BELOW) WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON

APRIL 7, 2010 (INCLUSIVE OF APRIL 7, 2010), UNLESS EXTENDED WITH RESPECT TO ONE OR MORE SERIES OF NOTES (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). HOLDERS OF THE EXCHANGEABLE NOTES (AS DEFINED BELOW) MUST VALIDLY TENDER (AND NOT VALIDLY WITHDRAW) THEIR EXCHANGEABLE NOTES PRIOR TO THE EXPIRATION DATE, UNLESS EXTENDED BY SL GREEN (AS DEFINED BELOW) IN ITS SOLE DISCRETION, IN ORDER TO RECEIVE THE APPLICABLE TOTAL CONSIDERATION (AS DEFINED BELOW). EXCHANGEABLE NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE APPLICABLE EXPIRATION DATE, BUT NOT THEREAFTER, UNLESS EXTENDED BY SL GREEN IN ITS SOLE DISCRETION. HOLDERS OF THE NON-EXCHANGEABLE NOTES (AS DEFINED BELOW) MUST VALIDLY TENDER (AND NOT VALIDLY WITHDRAW) THEIR NON-EXCHANGEABLE NOTES AT OR PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON MARCH 24, 2010, UNLESS EXTENDED BY SL GREEN IN ITS SOLE DISCRETION (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EARLY TENDER DATE”) IN ORDER TO BE ELIGIBLE TO RECEIVE THE APPLICABLE TOTAL CONSIDERATION FOR THEIR NON-EXCHANGEABLE NOTES. HOLDERS WHO VALIDLY TENDER THEIR NON-EXCHANGEABLE NOTES AFTER THE EARLY TENDER DATE BUT AT OR PRIOR TO 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THE EXPIRATION DATE (INCLUSIVE OF THE EXPIRATION DATE) WILL BE ELIGIBLE TO RECEIVE ONLY THE APPLICABLE TENDER OFFER CONSIDERATION PER $1,000 PRINCIPAL AMOUNT OF NON-EXCHANGEABLE NOTES TENDERED BY SUCH HOLDERS THAT ARE ACCEPTED FOR PURCHASE (THE “TENDER OFFER CONSIDERATION”), WHICH IS EQUAL TO THE APPLICABLE TOTAL CONSIDERATION MINUS THE APPLICABLE EARLY TENDER PREMIUM (AS DEFINED BELOW). TENDERED NON-EXCHANGEABLE NOTES MAY BE WITHDRAWN IN ACCORDANCE WITH THE TERMS OF THE TENDER OFFER AT OR PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON MARCH 24, 2010, BUT NOT THEREAFTER, UNLESS SUCH TIME IS EXTENDED BY SL GREEN IN ITS SOLE DISCRETION.

SL Green Realty Corp. (“SL Green,” the “Company,” “we” or “us”) is a self-managed real estate investment trust incorporated in Maryland.  Substantially all of our assets are held by, and our operations are conducted through, our operating partnership, SL Green Operating Partnership, L.P. (the “Operating Partnership”). Reckson Operating Partnership L.P. (“Reckson”) is a subsidiary of our Operating Partnership. SL Green hereby offers to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer Documents”) the Notes listed in the table below from each registered holder of Notes (each, a “Holder”).  The 3.000% Exchangeable Senior Notes due 2027 and the 4.000% Exchangeable Senior Debentures due 2025 (collectively, the “Exchangeable Notes”), and together with the 5.150% Notes due 2011 and the 5.875% Notes due 2014 (collectively, the “Non-Exchangeable Notes”), are referred to collectively as the “Notes,” and each a “series” of Notes. We are offering to purchase up to $250,000,000 aggregate principal amount of Notes (subject to increase, the “Maximum Purchase Amount”), upon the terms and subject to the conditions set forth in this Offer to Purchase, including the Maximum Purchase Sublimits (as defined below). Notes with the first Acceptance Priority Level will be purchased before those with the second Acceptance Priority Level, and Notes with the second Acceptance Priority Level, up to the applicable Maximum Purchase Sublimit, will be purchased before those with the third Acceptance Priority Level, which will be purchased, if any are purchased at all, up to the applicable Maximum Purchase Sublimit. See “Maximum Purchase Amount, Maximum Purchase Sublimits and Acceptance Priority Levels” for more information on the Maximum Purchase Amount, the Maximum Sublimit Amounts and priority of purchase. Any such Notes purchased will be cancelled. The Tender Offer is conditioned on the closing of the proposed private offering (the “New Notes Offering”) of senior notes (the “New Notes”) by Reckson, and SL Green and the Operating Partnership, as co-obligors (the “Financing Condition”) on terms satisfactory to SL Green and is subject to the satisfaction or waiver of the other conditions to the Tender Offer set forth herein. We reserve the right, at any time or at various times, subject to applicable law, to waive any and all of the conditions to the Tender Offer, in whole or in part, other than those dependent upon the receipt of necessary government approvals, with respect to one or more series of Notes. This Tender Offer shall not constitute an offer to sell or the solicitation of an offer to buy the New Notes. The Tender Offer is not conditioned on any minimum amount of Notes of any or all series being tendered. We expressly reserve our right to amend or terminate the Tender Offer with respect to one or more series of Notes at any time prior to the Expiration Date. We refer to our offer to purchase the Notes as our “Tender Offer.”

					Dollars Per $1,000 Principal Amount
CUSIP Number	Title of Security	Aggregate Principal Amount Outstanding	Maximum Purchase Sublimit	Acceptance Priority Level	Tender Offer Consideration	Early Tender Premium	Total Consideration(1)
75621LAJ3	4.000% Exchangeable Senior Debentures due 2025	$94,576,000	No	1	$1,000	N/A	$1,000
75621LAG9	5.150% Notes due 2011	$123,607,000	No	1	$980	$30	$1,010
78444FAA4	3.000% Exchangeable Senior Notes due 2027	$168,673,000	Yes ($100,000,000)	2	$965	N/A	$965
75621LAH7	5.875% Notes due 2014	$150,000,000	Yes ($50,000,000)	3	$960	$30	$990

(1)          Equal to the sum of the applicable Tender Offer Consideration per $1,000 principal amount of Notes for each series (the “Tender Offer Consideration”) plus, in the case of the Non-Exchangeable Notes, the applicable Early Tender Premium per $1,000 principal amount of  Non-Exchangeable Notes (the “Early Tender Premium”), in each case, as set forth in this table.

The Tender Offer is being made on the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal. The outstanding Notes of each series are represented by global certificates registered in the name of The Depository Trust Company or its nominee (“DTC”). As a result, all Holders of Notes electing to tender pursuant to this Tender Offer must do so pursuant to DTC’s book-entry procedures.

At any time during the Tender Offer, the Maximum Purchase Amount may be increased by the Company.  Any such Notes purchased pursuant to such increase will be cancelled.

This Offer to Purchase and the related Letter of Transmittal contain important information that should be read before any decision is made with respect to the Tender Offer. In particular, see “Certain Significant Considerations” beginning on page 23 for a discussion of certain factors you should consider in connection with this Tender Offer.

NONE OF SL GREEN, THE DEALER MANAGERS, THE INFORMATION AGENT, THE DEPOSITARY OR THE TRUSTEE FOR THE NOTES MAKES ANY RECOMMENDATION IN CONNECTION WITH THE TENDER OFFER.

THE TENDER OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THE TENDER OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Dealer Managers for the Tender Offer are:

Citi	BofA Merrill Lynch	Deutsche Bank Securities

March 11, 2010

Maximum Purchase Amount, Maximum Purchase Sublimits and Acceptance Priority Levels

The Tender Offer is not conditioned upon any minimum amount of Notes of any or all series being tendered. Upon the terms and subject to the conditions of the Tender Offer, we are offering to purchase the maximum aggregate principal amount of Notes that we can purchase up to the Maximum Purchase Amount, provided that the purchase of the 3.000% Exchangeable Senior Notes due 2027 will be subject to an aggregate purchase sublimit of $100,000,000 aggregate principal amount (subject to increase, the “Level 2 Sublimit”), and the purchase of the 5.875% Notes due 2014 will be subject to an aggregate purchase sublimit of $50,000,000 aggregate principal amount (subject to increase, the “Level 3 Sublimit” and together with the Level 2 Sublimit, the “Maximum Purchase Sublimits”).

Subject to the terms and conditions of the Tender Offer (including but not limited to the Maximum Purchase Amount and the applicable Maximum Purchase Sublimit), we will accept for purchase the Notes in accordance with the acceptance priority level (as set forth in the table on the cover page) (each, an “Acceptance Priority Level” or “Level”) in numerical priority order, with Level 1 being the highest priority level. Subject to the terms and conditions described herein, we will accept all of the Level 1 Notes validly tendered (and not validly withdrawn).

After all such Level 1 Notes have been accepted for purchase, we will accept for purchase all of the validly tendered (and not validly withdrawn) Level 2 Notes up to an aggregate principal amount equal to the lesser of (i) the remaining Maximum Purchase Amount and (ii) the Level 2 Sublimit.

If the Maximum Purchase Amount is adequate to accept for purchase all of the validly tendered (and not validly withdrawn) Level 2 Notes, subject to the Level 2 Sublimit, after all such Level 1 Notes and Level 2 Notes that have been validly tendered (and not validly withdrawn) have been accepted for purchase, we will accept for purchase all of the validly tendered (and not validly withdrawn) Level 3 Notes up to an aggregate principal amount equal to the lesser of (i) the remaining Maximum Purchase Amount and (ii) the Level 3 Sublimit.

If the Maximum Purchase Amount or the applicable Maximum Purchase Sublimit, as the case may be, is not adequate to accept for purchase all of the validly tendered (and not validly withdrawn) Notes of a particular Acceptance Priority Level, we will allocate the available Maximum Purchase Amount or the available applicable Maximum Purchase Sublimit, as the case may be, among the aggregate principal amount of the Notes in such Acceptance Priority Level on a pro rata basis. After application of the pro rata calculation, we will round the principal amount of the prorated series of Notes of Holders to be accepted for purchase down to the nearest $1,000. In the event Notes tendered are not accepted for purchase due to proration, they will be returned or credited promptly to the Holder’s account.

SL Green reserves the right, subject to applicable law, to increase or waive the Maximum Purchase Amount and/or to increase or waive either of the Maximum Purchase Sublimits in its sole discretion.

Total Consideration and Tender Offer Consideration

The “Total Consideration” for each $1,000 principal amount of Notes of any series tendered and accepted for payment pursuant to the Tender Offer will be the “Total Consideration” for such series of Notes set forth in the table above (in each case, the “Total Consideration”). In the case of each series of Exchangeable Notes, the Total Consideration will equal the Tender Offer Consideration. In the case of each series of Non-Exchangeable Notes, the Total Consideration will equal the Tender Offer Consideration plus the applicable early tender premium set forth in the table above per $1,000 principal amount of each series of Non-Exchangeable Notes (in each case, the “Early Tender Premium”). Holders of Non-Exchangeable Notes must validly tender (and not validly withdraw) their Non-Exchangeable Notes on or prior to the Early Tender Date in order to be eligible to receive the Total Consideration. The Total Consideration for each series of Notes set forth in the table above minus the Early Tender Premium for such series of Notes set forth in the table above is referred to as the “Tender Offer Consideration.” Holders of Non-Exchangeable Notes validly tendering their Notes after the Early Tender Date but on or prior to the Expiration Date (and not validly withdrawn) will only be eligible to receive the Tender Offer Consideration. Holders of Exchangeable Notes will not be eligible to receive any Early Tender Premium, regardless of when such Exchangeable Notes are tendered. The Total Consideration or the Tender Offer Consideration, as applicable, will be

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payable on the Settlement Date. In all cases, Holders who validly tender their Notes and whose Notes are accepted for purchase by us will also receive accrued and unpaid interest from the last interest payment date for the applicable series of Notes to, but not including, the Settlement Date. The “Settlement Date” with respect to each series of Notes is the date on which we will pay the Total Consideration or Tender Offer Consideration, as applicable, in respect of such series of Notes validly tendered (and not validly withdrawn) and accepted for purchase by us. The Settlement Date is expected to occur promptly following the Expiration Date. Under no circumstances will any interest on the Total Consideration or the Tender Offer Consideration be payable because of any delay in the transmission of funds to Holders by the Depositary (as defined below) or The Depository Trust Company.

Other Matters

Upon the terms and subject to the conditions of the Tender Offer, SL Green will notify Global Bondholder Services Corporation (the “Depositary” and the “Information Agent”), promptly after the applicable Expiration Date, as to which Notes tendered on or prior to the applicable Early Tender Date or the Expiration Date (and not validly withdrawn), as the case may be, are accepted for purchase and payment pursuant to the Tender Offer. Notes accepted for purchase by SL Green will be returned to the trustee for cancellation.

Notwithstanding any other provision of the Tender Offer, SL Green’s obligation to accept for purchase, and to pay for, Notes validly tendered (and not validly withdrawn) pursuant to the Tender Offer (up to the Maximum Purchase Amount and applicable Maximum Purchase Sublimits and subject to proration) is subject to and conditioned upon, the satisfaction of or, where applicable, its waiver of the conditions, other than, in the case of any waiver, those dependent upon the receipt of necessary government approvals, set forth herein. See “Terms of the Tender Offer—Conditions to the Tender Offer.”

The Tender Offer may be terminated or withdrawn in whole or terminated or withdrawn with respect to one or more series of Notes.

SL Green reserves the right, subject to applicable law, with respect to the Notes to:

•                  waive any and all conditions to the Tender Offer, other than those dependent upon the receipt of necessary government approvals, with respect to one or more series of Notes;

•                  extend or terminate the Tender Offer with respect to one or more series of Notes or change the Acceptance Priority Level or the Maximum Purchase Amount or applicable Maximum Purchase Sublimits with respect to any or all Notes; or

•                  otherwise amend the Tender Offer in any respect in relation to one or more series of Notes.

If the Tender Offer is terminated with respect to any series, Notes of such series tendered pursuant to the Tender Offer will promptly be returned to the tendering Holders.

None of SL Green, the Depositary, the Information Agent, the Dealer Managers (as defined below) or the trustee for the Notes is making any recommendation as to whether Holders should tender Notes in response to the Tender Offer.

THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE A DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.

IMPORTANT INFORMATION

Any Holder desiring to tender Notes should (a) tender through DTC pursuant to DTC’s Automated Tender Offer Program (“ATOP”), (b) request the Holder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction or (c) if the Notes are held in certificated form, complete and sign the accompanying Letter of Transmittal or a facsimile copy of the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary and deliver the certificates for the tendered Notes to the Depositary (or transfer such Notes pursuant to the book-entry transfer procedures described herein). A Holder with Notes held through a broker, dealer, commercial bank, trust company or other nominee must contact that party if such Holder desires to tender those Notes and give that party appropriate instructions to tender such Notes on the Holder’s behalf. Tendering Holders will not be obligated to pay brokerage fees or commissions to any of SL Green, the Dealer Managers, the Depositary or the Information Agent. Holders whose Notes are held by a nominee should contact such nominee to determine whether a fee will be charged for tendering Notes pursuant to the Tender Offer.

There are no guaranteed delivery provisions applicable to the Tender Offer. Holders must tender their Notes in accordance with the procedures set forth under “Terms of the Tender Offer—Procedures for Tendering.”

Any extension, termination or amendment of the Tender Offer will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. The foregoing rights are in addition to our right to delay acceptance for payment of any Notes tendered or the payment for Notes accepted for payment in order to comply in whole or in part with any applicable law, subject to Rules 13e-4 and 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

Requests for additional copies of this Offer to Purchase and requests for assistance relating to the procedures for tendering Notes may be directed to the Information Agent at its address and telephone numbers on the back cover of this Offer to Purchase. Requests for assistance relating to the terms and conditions of the Tender Offer may be directed to the Dealer Managers, each at its address and telephone numbers on the back cover of this Offer to Purchase. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance regarding the Tender Offer.

This Offer to Purchase contains important information that Holders are urged to read before making any decision with respect to the Tender Offer.

This Offer to Purchase does not constitute an offer to purchase Notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer or solicitation under applicable securities or blue sky laws. In those jurisdictions where the securities, blue sky or other laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on the Company’s behalf by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

The delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in the affairs of SL Green, the Operating Partnership or Reckson since the date hereof.

This Offer to Purchase has not been filed with or reviewed by any foreign, federal or state securities commission or regulatory authority, nor has any such commission or authority passed upon the accuracy or adequacy of this Offer to Purchase. Any representation to the contrary is unlawful and may be a criminal offense.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Offer to Purchase, and, if given or made, such information or representation may not be relied upon as having been authorized by SL Green, the Dealer Managers, the Depositary, the Information Agent or the trustee for the Notes.

From time to time following the applicable Expiration Date or other date of termination of the Tender Offer, SL Green or its affiliates may acquire any Notes that are not tendered pursuant to such Tender Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as SL Green may determine, which may be more or less than the price to be paid pursuant to the Tender Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof SL Green or its affiliates will choose to pursue in the future.

Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither SL Green nor its affiliates may purchase any Exchangeable Notes until 10 business days after the applicable Expiration Date or other date of termination of the Tender Offer.

IMPORTANT DATES

Holders of Notes should take note of the following important dates in connection with the Tender Offer:

Date	Calendar Date and Time	Event

Early Tender Date	5:00 p.m., New York City time, on March 24, 2010, unless extended, with respect to any or all series of Non-Exchangeable Notes, by SL Green in its sole discretion.

The deadline for Holders of Non-Exchangeable Notes to tender their Non-Exchangeable Notes in order to be eligible to receive the applicable Total Consideration, subject to the terms and conditions of the Tender Offer.

Non-Exchangeable Notes Withdrawal Date

5:00 p.m., New York City time, on March 24, 2010 (except as may be required by law as determined by SL Green), unless extended with respect to any or all series of Non-Exchangeable Notes, by SL Green in its sole discretion.

The deadline for Holders of Non-Exchangeable Notes to validly withdraw tenders of Notes. Only Non-Exchangeable Notes tendered on or prior to the Non-Exchangeable Notes Withdrawal Date may be validly withdrawn. The Non-Exchangeable Notes Withdrawal Date is the Early Tender Date.

Exchangeable Notes Withdrawal Date

12:00 midnight, New York City time, on April 7, 2010 (except as may be required by law as determined by SL Green), unless extended with respect to any or all series of Exchangeable Notes, by SL Green in its sole discretion.

The deadline for Holders of Exchangeable Notes to validly withdraw tenders of such Notes. The Exchangeable Notes Withdrawal Date is the Expiration Date.

Expiration Date	12:00 midnight, New York City time, on April 7, 2010 (inclusive of April 7, 2010), unless extended, with respect to any or all series of Notes, by SL Green in its sole discretion.

The deadline for Holders to validly tender Notes in order to be eligible to receive the applicable Tender Offer Consideration for such series of Notes, subject to the terms and conditions of the Tender Offer.

Settlement Date	The payment date for the Tender Offer is expected to occur promptly following the applicable Expiration Date.

SL Green will, or will cause one or more of its subsidiaries to, deposit with the Depositary or, upon the Depositary’s instructions, with DTC the amount of cash necessary to pay, or arrange for payment to, each Holder of Notes that are accepted for payment the applicable Total Consideration or the applicable Tender Offer Consideration, as the case may be, plus accrued and unpaid interest up to, but not including, the Settlement Date in respect of such Notes. The Depositary will pay, or arrange for payment to, each Holder whose Notes are accepted for payment the applicable Total Consideration or the applicable Tender Offer Consideration, as the case may be, plus accrued and unpaid interest in respect of such Notes.

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SUMMARY

The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere or incorporated by reference in this Offer to Purchase. Each undefined capitalized term used in this Summary has the meaning set forth elsewhere in this Offer to Purchase.

The Offeror	SL Green, is a Maryland corporation, with its principal corporate offices located at 420 Lexington Avenue, New York, New York 10170. SL Green’s telephone number is (212) 594-2700.

Notes

SL Green is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase, a portion of the outstanding Notes set forth in the table on the cover of this Offer to Purchase. Tenders of Notes will be accepted only in principal amounts equal to $1,000 or integral multiples thereof for each series of Notes set forth in the table on the cover of this Offer to Purchase. The 3.000% Exchangeable Senior Notes due 2027 were issued by the Operating Partnership. The 4.000% Exchangeable Senior Debentures due 2025,  5.150% Notes due 2011 and 5.875% Notes due 2014 were issued by Reckson.

The Tender Offer

SL Green is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase, up to $250,000,000 aggregate principal amount of Notes, or the Maximum Purchase Amount, and, with respect to the Level 2 Notes and Level 3 Notes, subject to the applicable Maximum Purchase Sublimit.  At any time during the Tender Offer, the Maximum Purchase Amount and one or both of the Maximum Purchase Sublimits may be increased by SL Green. Following completion of the Tender Offer, any such Notes purchased will be cancelled.

Maximum Purchase Amount; Maximum Purchase Sublimits; and Acceptance Priority Levels

Subject to the terms and conditions of the Tender Offer (including but not limited to the Maximum Purchase Amount and applicable Maximum Purchase Sublimit), we will accept for purchase the Notes in accordance with each series of Notes’ Acceptance Priority Level (as set forth in the table on the cover page) in numerical priority order, with Level 1 being the highest priority level. Subject to the terms and conditions described herein, we will accept all of the Level 1 Notes validly tendered (and not validly withdrawn).

After all such Level 1 Notes have been accepted for purchase, we will accept for purchase all of the validly tendered (and not validly withdrawn) Level 2 Notes up to an aggregate principal amount equal to the lesser of (i) the remaining Maximum Purchase Amount and (ii) the Level 2 Sublimit.

If the Maximum Purchase Amount is adequate to accept for purchase all of the validly tendered (and not validly withdrawn) Level 2 Notes, subject to the Level 2 Sublimit, after all such Level 1 Notes and Level 2 Notes that have been validly tendered (and not validly withdrawn) have been accepted for purchase, we will accept for purchase all of the validly tendered (and not validly withdrawn) Level 3 Notes up to an aggregate principal amount equal to the lesser of (i) the remaining Maximum Purchase Amount and (ii) the Level 3

Sublimit.

SL Green reserves the right, subject to applicable law, to increase or waive the Maximum Purchase Amount and/or to increase or waive either of the Maximum Purchase Sublimits in its sole discretion.

Proration

If the Maximum Purchase Amount or the applicable Maximum Purchase Sublimit, as the case may be, is not adequate to accept for purchase all of the validly tendered (and not validly withdrawn) Notes of a particular Acceptance Priority Level, we will allocate the available Maximum Purchase Amount or the available applicable Maximum Purchase Sublimit, as the case may be, among the aggregate principal amount of the Notes in such Acceptance Priority Level on a pro rata basis.

After application of the pro rata calculation, we will round the principal amount of the prorated series of Notes of Holders to be accepted for purchase down to the nearest $1,000.  In the event Notes tendered are not accepted for purchase due to proration, they will be returned or credited promptly to the Holder’s account.

If the Maximum Purchase Amount is not adequate to accept for purchase any validly tendered (and not validly withdrawn) Notes, we will not accept such Notes for purchase, and they will be returned or credited promptly to the Holder’s account

Total Consideration

The Total Consideration for each series of Notes shall be the applicable Total Consideration for such series of Notes as set forth in the table on the cover of this Offer to Purchase, which, in the case of the Non-Exchangeable Notes, includes the applicable Early Tender Premium for such series of Non-Exchangeable Notes. In addition, Holders will receive accrued and unpaid interest from the last interest payment date for the applicable series of Notes up to, but not including, the Settlement Date. Holders of Non-Exchangeable Notes who validly tender their Non-Exchangeable Notes pursuant to the Tender Offer on or prior to the Early Tender Date, and do not validly withdraw such Notes on or prior to the Non-Exchangeable Notes Withdrawal Date, and whose Notes are accepted for purchase in the Tender Offer, will be entitled to receive the applicable Total Consideration for such series of Notes. Holders who validly withdraw their Non-Exchangeable Notes on or prior to the Non-Exchangeable Notes Withdrawal Date will be eligible to receive the applicable Total Consideration for such series of Non-Exchangeable Notes if such Notes are validly re-tendered on or prior to the Early Tender Date. Holders of Exchangeable Notes will not be eligible to receive any Early Tender Premium, regardless of when such Exchangeable Notes are tendered.

Early Tender Premium

The Early Tender Premium as set forth in the table on the cover of this Offer to Purchase per $1,000 principal amount of each series of Non-Exchangeable Notes tendered on or prior to the Early Tender Date, which amount is included in the respective Total Consideration for such series. Holders who validly tender their Non-Exchangeable Notes pursuant to the Tender Offer on or prior to the Early Tender Date, and do not validly withdraw such Non-Exchangeable Notes on or prior to the Non-Exchangeable Notes Withdrawal Date, and whose Non-Exchangeable Notes are accepted for purchase in the Tender

Offer, will be entitled to receive the applicable Early Tender Premium for such series. Holders of Exchangeable Notes will not be eligible to receive any Early Tender Premium, regardless of when such Exchangeable Notes are tendered.

Tender Offer Consideration

The Tender Offer Consideration for each series of Notes equals the applicable Total Consideration for such series of Notes minus the Early Tender Premium for such series of Notes, if any. Holders who validly tender their Non-Exchangeable Notes pursuant to the Tender Offer after the Early Tender Date and on or prior to the Expiration Date, and whose Notes are accepted for purchase in the Tender Offer, will be entitled to receive the applicable Tender Offer Consideration for such series of Non-Exchangeable Notes. Holders who validly withdraw their Non-Exchangeable Notes on or prior to the Non-Exchangeable Notes Withdrawal Date will be eligible to receive the applicable Tender Offer Consideration in respect of such series of Non-Exchangeable Notes if such Non-Exchangeable Notes are validly re-tendered after the Early Tender Date but on or prior to the Expiration Date. The Total Consideration for the Exchangeable Notes shall be equal to the Tender Offer Consideration for such Notes, regardless of when such Exchangeable Notes are tendered.

Accrued Interest

The applicable Total Consideration or the applicable Tender Offer Consideration, as the case may be, for each series of Notes will be paid together with accrued and unpaid interest from the last interest payment date for the applicable series of Notes up to, but not including, the Settlement Date.

Early Tender Date	5:00 p.m., New York City time, on March 24, 2010, unless extended, with respect to any or all series of Non-Exchangeable Notes, by SL Green in its sole discretion.

Non-Exchangeable Notes Withdrawal Date

5:00 p.m., New York City time, on March 24, 2010 (except as may be required by law as determined by SL Green), unless extended with respect to any or all series of Non-Exchangeable Notes by SL Green in its sole discretion.

Exchangeable Notes Withdrawal Date

12:00 midnight, New York City time, on April 7, 2010 (except as may be required by law as determined by SL Green), unless extended with respect to any or all series of Exchangeable Notes, by SL Green in its sole discretion.

Expiration Date

12:00 midnight, New York City time, on April 7, 2010 (inclusive of April 7, 2010), unless extended with respect to any or all series of Notes by SL Green in its sole discretion, in which case the Expiration Date for such series will be such date to which the Expiration Date is extended.

Settlement Date

The payment date for the Tender Offer will occur promptly following the applicable Expiration Date. The applicable Total Consideration or the  applicable Tender Offer Consideration, as the case may be, for Notes of any series accepted for payment together with accrued and unpaid interest from the last interest payment date for such Notes up to, but not including, the Settlement Date will be payable on such date.

Acceptance of Tendered Notes and Payment

Upon the terms of the Tender Offer and subject to the satisfaction or waiver of the conditions, other than, in the case of any waiver, those dependent upon the receipt of necessary government approvals, to the Tender Offer specified in this Offer to Purchase, SL Green will (a) accept for purchase Notes validly tendered (or defectively tendered, if SL Green waives such defect) and not validly withdrawn up to the amount of Notes needed to be purchased such that the consideration (including the applicable Total Consideration or the Tender Offer Consideration, as the case may be, plus accrued and unpaid interest) paid for all such Notes is equal to the Maximum Purchase Amount, subject to the Maximum Purchase Sublimits and to possible proration as described in this Offer to Purchase, and (b) promptly pay the applicable Total Consideration or the applicable Tender Offer Consideration, as the case may be (plus accrued and unpaid interest), on the Settlement Date for all Notes accepted for purchase in the Tender Offer. Payment of the applicable Total Consideration with respect to Non-Exchangeable Notes accepted for purchase in the Tender Offer that are validly tendered on or prior to the Early Tender Date and not validly withdrawn on or prior to the Non-Exchangeable Notes Withdrawal Date, and payment of the Tender Offer Consideration with respect to any Exchangeable Notes validly tendered on or prior to the Expiration Date or any Non-Exchangeable Notes accepted for purchase that are validly tendered after the Early Tender Date but on or prior to the Expiration Date will, in each case, be made on the Settlement Date. SL Green reserves the right, subject to applicable law, to increase or waive the Maximum Purchase Amount or to increase or waive either Maximum Purchase Sublimit in its sole discretion.

Conditions to the Tender Offer

SL Green’s obligation to accept for purchase, and pay for, validly tendered Notes that have not been validly withdrawn is conditioned on the closing of the New Notes Offering on terms satisfactory to SL Green, which we refer to as the “Financing Condition,” and is subject to and conditioned upon satisfaction or, where applicable, waiver of the other conditions, other than, in the case of any waiver, those dependent upon the receipt of necessary government approvals, set forth herein. See “Terms of the Tender Offer—Conditions to the Tender Offer.” The Tender Offer is not conditioned on any minimum amount of any or all series of Notes being tendered; however, all Notes will be purchased by SL Green in accordance with the Acceptance Priority Levels, and subject to the Maximum Purchase Amount and the Maximum Purchase Sublimits. SL Green expressly reserves the right, in its sole discretion in accordance with applicable law, to amend or terminate the Tender Offer, at any time prior to the Expiration Date, with respect to any or all series of Notes.

How to Tender Notes

See “Terms of the Tender Offer—Procedures for Tendering.” For further information, call the Depositary, the Information Agent or the Dealer Managers, or consult your broker, dealer, commercial bank or trust company for assistance.

Purpose of the Tender Offer; Source of Funds

The purpose of the Tender Offer is to acquire up to the Maximum Purchase Agreement, subject to the Maximum Purchase Sublimits, of the Notes in order to refinance and reduce the principal amount outstanding of certain of SL Green’s indebtedness that is maturing or otherwise becoming payable in the next several years.

SL Green intends to finance the Tender Offer with the proceeds of the previously announced New Notes Offering. There can be no assurance that the New Notes Offering will be completed. The Tender Offer is subject to the satisfaction of the Financing Condition, but is not conditioned on the tender of any minimum amount of Notes of any or all series. The Offer to Purchase and the accompanying Letter of Transmittal are not an offer to sell or a solicitation of an offer to buy the New Notes.

Certain Considerations	See “Certain Significant Considerations” for a discussion of certain factors that should be considered in evaluating the Tender Offer.

Certain United States Federal Income Tax Considerations

For a discussion of certain United States Federal income tax considerations applicable to Holders of Notes participating in the Tender Offer, see “Certain United States Federal Income Tax Considerations.”

Untendered or Unpurchased Notes

Any tendered Notes that are not accepted for purchase by SL Green will be returned without expense to the tendering Holders. Notes not tendered or otherwise not purchased pursuant to the Tender Offer will remain outstanding. If the Tender Offer is consummated, the aggregate principal amount that remains outstanding, and held by parties other than SL Green or its subsidiaries, of each series of Notes that is purchased in part in the Tender Offer will be reduced. This may adversely affect the liquidity of and, consequently, the market price for the Notes of such series that remain outstanding, and held by parties other than SL Green or its subsidiaries, after consummation of the Tender Offer.

Dealer Managers

Citigroup Global Markets Inc., Banc of America Securities LLC and Deutsche Bank Securities Inc. are acting as Dealer Managers in connection with the Tender Offer (the “Dealer Managers”). Each of the Dealer Manager’s contact information appears on the back cover of this Offer to Purchase.

Information Agent

Global Bondholder Services Corporation is serving as the Information Agent in connection with the Tender Offer. Requests for additional copies of this Offer to Purchase should be directed to the Information Agent. The Information Agent’s contact information appears on the back cover of this Offer to Purchase.

Depositary	Global Bondholder Services Corporation is also serving as the Depositary in connection with the Tender Offer. The Depositary’s contact information appears on the back cover of this Offer to Purchase.

INFORMATION ABOUT SL GREEN

We are a self-managed real estate investment trust, or REIT, with in-house capabilities in property management, acquisitions, financing, development, construction and leasing. We were formed in June 1997 for the purpose of continuing the commercial real estate business of S.L. Green Properties, Inc., our predecessor entity. S.L. Green Properties, Inc., which was founded in 1980 by Stephen L. Green, our Chairman, had been engaged in the business of owning, managing, leasing, acquiring and repositioning office properties in Manhattan, a borough of New York City, or Manhattan.

Substantially all of our assets are held by, and our operations are conducted through, our Operating Partnership. We are the sole managing general partner of the operating partnership and as of December 31, 2009, we owned approximately 97.9% of the outstanding limited partner interests in the Operating Partnership. All of the management, leasing and construction services with respect to our wholly-owned properties are conducted through SL Green Management LLC, which is 100% owned by our Operating Partnership.

As of December 31, 2009, we owned the following interests in commercial office properties in the New York Metro area, primarily in midtown Manhattan. Our investments in the New York Metro area also include investments in Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey, which are collectively known as the Suburban assets:

Location	Ownership	Number of Properties	Square Feet	Weighted Average Occupancy (1)
Manhattan	Consolidated properties	21	13,782,200	94.6%
	Unconsolidated properties	8	9,429,000	95.6%
Suburban	Consolidated properties	25	3,863,000	84.8%
	Unconsolidated properties	6	2,941,700	93.7%
		60	30,015,900	93.4%

(1)          The weighted average occupancy represents the total leased square feet divided by total available square feet.

As of December 31, 2009, our Manhattan properties were comprised of: fee ownership (22 properties), including ownership in condominium units; leasehold ownership (five properties); and operating sublease ownership (two properties). Pursuant to the operating sublease arrangements, we, as tenant under the operating sublease, perform the functions traditionally performed by landlords with respect to its subtenants. We are responsible for not only collecting rent from subtenants, but also maintaining the property and paying expenses relating to the property. As of December 31, 2009, our Suburban properties were comprised of fee ownership (30 properties) and leasehold ownership (one property). We refer to our Manhattan and Suburban office properties collectively as our portfolio.

We also own investments in eight retail properties encompassing approximately 374,812 square feet, three development properties encompassing approximately 399,800 square feet and two land interests. In addition, we manage three office properties owned by third parties and affiliated companies encompassing approximately 1.0 million rentable square feet.

Our principal corporate offices are located in midtown Manhattan at 420 Lexington Avenue, New York, New York 10170. As of December 31, 2009, our corporate staff consisted of approximately 237 persons, including 182 professionals experienced in all aspects of commercial real estate. We can be contacted at (212) 594-2700. We maintain a website at www.slgreen.com. The information contained on or connected to our website is not incorporated by reference into, and you must not consider the information to be, a part of this Offer to Purchase.

AVAILABLE INFORMATION

SL Green files annual, quarterly and current reports and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. SL Green’s SEC filings are also available at the SEC’s Internet Web site at http://www.sec.gov.

SL Green has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Tender Offer. The Schedule TO, together with any exhibits or amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The following documents of SL Green filed with the SEC pursuant to the Exchange Act are incorporated herein by reference and shall be deemed to be a part hereof:

Document	Period
Annual Reports on Form 10-K (File No. 1-13199)	Year ended December 31, 2009
Definitive Proxy Statement on Schedule 14A (File No. 1-13199)	April 30, 2009
Current Reports on Form 8-K	January 14, 2010 and January 20, 2010

The following documents of Reckson filed with the SEC pursuant to the Exchange Act are incorporated herein by reference and shall be deemed to be a part hereof:

Document	Period
Annual Report on Form 10-K (File No. 033-84580)	Year ended December 31, 2009

All documents SL Green and Reckson file with the SEC shall be deemed to be incorporated by reference in this Offer to Purchase and to be a part hereof from the date of the filing or furnishing of such documents. Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein or contained in this Offer to Purchase shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent any statement contained herein or in any subsequently filed or furnished document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

In addition, this Offer to Purchase constitutes a part of the Schedule TO filed by SL Green with the SEC on March 11, 2010 pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder. The Schedule TO and all exhibits thereto are incorporated by reference in this Offer to Purchase. SL Green will, to the extent required by applicable laws and regulations, file an amendment to the Schedule TO to incorporate by reference future periodic filings SL Green or Reckson makes with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

We will provide without charge to each person to whom an Offer to Purchase is delivered, upon the written request of such person, a copy of any and all of the information incorporated by reference in this Offer to Purchase (excluding exhibits to such information unless such exhibits are specifically incorporated by reference herein). Requests should be directed to the Information Agent at its address set forth on the back cover page of this Offer to Purchase. The information contained or incorporated by reference in this Offer to Purchase does not purport to be complete and should be read together with the information contained in the incorporated documents.

No person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Offer to Purchase and, if given or made, such information or representation may not be relied upon as having been authorized by SL Green, the Dealer Managers, the Depositary or the Information Agent.  You should rely only on the information contained or incorporated by reference in this Offer to Purchase or to which we have referred you.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase regarding the Tender Offer, SL Green and our businesses contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of our operations, including any forecasts, projections, plans and objectives for future operations, dividends and acquisitions (including the amount and nature thereof), development trends of the real estate industry and the Manhattan, Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey office markets, business strategies, expansion and growth of our operations and similar matters. You can identify forward-looking statements by the use of forward-looking expressions such as “may,” “will,” “should,” “expect,” “believe,” “anticipate,” “estimate,” “intend,” “project,” or “continue” or any negative or other variations on such expressions. Many factors could affect our actual financial results, and could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, those listed under the sections entitled “Risk Factors” incorporated by reference herein, and the following:

•                  the effect of the credit crisis on general economic, business and financial conditions, and on the New York Metro real estate market in particular;

•                  dependence upon certain geographic markets;

•                  risks of real estate acquisitions, dispositions and developments, including the cost of construction delays and cost overruns;

•                  risks relating to structured finance investments;

•                  availability and creditworthiness of prospective tenants and borrowers;

•                  bankruptcy or insolvency of a major tenant or a significant number of smaller tenants;

•                  adverse changes in the real estate markets, including reduced demand for office space, increasing vacancy, and increasing availability of sublease space;

•                  availability of capital (debt and equity);

•                  unanticipated increases in financing and other costs, including a rise in interest rates;

•                  our ability to comply with financial covenants in our debt instruments;

•                  our ability to maintain our status as a real estate investment trust, or REIT;

•                  risks of investing through joint venture structures, including the fulfillment by our partners of their financial obligations;

•                  the continuing threat of terrorist attacks, in particular in the New York Metro area and on our tenants;

•                  our ability to obtain adequate insurance coverage at a reasonable cost and the potential for losses in excess of our insurance coverage, including as a result of environmental contamination;

•                  changes in accounting principles and policies and guidelines applicable to REITs; and

•                  legislative, environmental, regulatory and/or safety requirements adversely affecting REITs and the real estate business, including costs of compliance with the Americans with Disabilities Act, the Fair Housing Act and other similar laws and regulations.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this Offer to Purchase and the documents incorporated by reference in this Offer to Purchase might not occur and actual results, performance or achievement could differ materially from that anticipated or implied in the forward-looking statements.

PURPOSE OF THE TENDER OFFER; SOURCE OF FUNDS

The purpose of the Tender Offer is to acquire up to the Maximum Purchase Amount, subject to the Maximum Purchase Sublimits, of the Notes in order to refinance and reduce the principal amount outstanding of certain of our indebtedness that is maturing or otherwise becoming payable in the next several years. We will deliver the Notes that we purchase in the Tender Offer to the applicable trustee for cancellation, and these Notes will cease to be outstanding. Any Notes that remain outstanding after the completion of the Tender Offer will continue to be our obligations. Holders of these Notes will continue to have all rights associated with these Notes. We are not seeking the approval of Holders for any amendment to the Notes or the indentures governing the Notes.

We intend to finance the Tender Offer with the proceeds of the previously announced New Notes Offering. There can be no assurance that the New Notes Offering will be completed. If the New Notes Offering is not completed, we will not be required to accept for purchase, or to pay for, any Notes. The Tender Offer is conditioned on the consummation of the New Notes Offering, which we refer to as the “Financing Condition,” but is not conditioned on our obtaining financing or on the tender of any minimum amount of Notes of any or all series. The Offer to Purchase and the accompanying Letter of Transmittal are not an offer to sell or a solicitation of an offer to buy the New Notes.

The New Notes have not been registered under the Securities Act, or applicable state securities laws, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.  The New Notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act.

TERMS OF THE TENDER OFFER

General

We are offering to purchase the respective Notes, upon the terms and subject to the conditions set forth in this Offer to Purchase, for cash in an amount up to the Maximum Purchase Amount, subject to increase, and, in the case of Level 2 Notes and Level 3 Notes, the applicable Maximum Purchase Sublimits. The 3.000% Exchangeable Senior Notes due 2027 will be subject to the Level 2 Sublimit of $100,000,000 aggregate principal amount, and the purchase of the 5.875% Notes due 2014 will be subject to the Level 3 Sublimit of $50,000,000 aggregate principal amount.

The consideration offered for each $1,000 principal amount of each series of Non-Exchangeable Notes validly tendered on or prior to the Early Tender Date and not validly withdrawn on or prior to the Non-Exchangeable Notes Withdrawal Date and accepted for purchase will be the Total Consideration applicable to such series of Notes (as set forth in the table below), which will be payable on the Settlement Date. The consideration offered for each $1,000 principal amount of each series of Non-Exchangeable Notes validly tendered after the Early Tender Date, but on or prior to the Expiration Date, and accepted for purchase will be the Tender Offer Consideration applicable to such series of Non-Exchangeable Notes (as set forth in the table below), which will be payable on the Settlement Date. The Total Consideration paid to Holders of Exchangeable Notes will be equal to the Tender Offer Consideration applicable to such series of Notes (as set forth in the table below) and will not include any Early Tender Premium, regardless of when such Exchangeable Notes are tendered.

					Dollars Per $1,000 Principal Amount
CUSIP Number	Title of Security	Aggregate Principal Amount Outstanding	Maximum Purchase Sublimit	Acceptance Priority Level	Tender Offer Consideration	Early Tender Premium	Total Consideration(1)
75621LAJ3	4.000% Exchangeable Senior Debentures due 2025	$94,576,000	No	1	$1,000	N/A	$1,000
75621LAG9	5.150% Notes due 2011	$123,607,000	No	1	$980	$30	$1,010
78444FAA4	3.000% Exchangeable Senior Notes due 2027	$168,673,000	Yes ($100,000,000)	2	$965	N/A	$965
75621LAH7	5.875% Notes due 2014	$150,000,000	Yes ($50,000,000)	3	$960	$30	$990

(1)        Equal to the sum of the applicable Tender Offer Consideration plus, in the case of Non-Exchangeable Notes, the applicable Early Tender Premium, in each case, as set forth in this table.

Upon the terms and subject to the conditions of the Tender Offer, in addition to the applicable Total Consideration or the applicable Tender Offer Consideration, as the case may be, Holders who validly tender and do not validly withdraw their Notes in the Tender Offer and whose Notes are accepted for purchase will also be paid accrued and unpaid interest from the last interest payment date up to, but not including, the Settlement Date, payable on such Settlement Date. Under no circumstances will any interest be payable because of any delay in the transmission of funds to Holders by the Depositary or DTC.

Notes that are validly tendered and not validly withdrawn on or prior to the applicable Expiration Date may be subject to proration (other than with respect to Level 1 Notes) and will be purchased by SL Green in accordance with the applicable Acceptance Priority Level for each series of Notes, subject to the Maximum Purchase Amount and, in the case of the Level 2 Notes and the  Level 3 Notes, the applicable Maximum Purchase Sublimit. For more information regarding possible proration with respect to a particular series of Notes, please see “—Maximum Purchase Amount; Maximum Purchase Sublimits; and Acceptance Priority Levels” and “—Proration” below.

Neither we, nor our board of directors or managers, nor the Dealer Managers, the Depositary, the Information Agent or the trustee of the Notes makes any recommendation to any Holder whether to tender or refrain from tendering any or all of such Holder’s Notes and none of them has authorized any person to make any such recommendation. Holders must make their own decisions with regard to tendering Notes.

Maximum Purchase Amount; Maximum Purchase Sublimits; and Acceptance Priority Levels

The Tender Offer is not conditioned upon any minimum amount of Notes of any or all series being tendered. Upon the terms and subject to the conditions of the Tender Offer, we are offering to purchase the maximum aggregate principal amount of Notes that we can purchase up to the Maximum Purchase Amount, provided that the purchase of the 3.000% Exchangeable Senior Notes due 2027 will be subject to an aggregate purchase sublimit of $100,000,000 aggregate principal amount (subject to increase, the “Level 2 Sublimit”), and the purchase of the 5.875% Notes due 2014 will be subject to an aggregate purchase sublimit of $50,000,000 aggregate principal amount (subject to increase, the “Level 3 Sublimit” and together with the Level 2 Sublimit, the “Maximum Purchase Sublimits”).

Subject to the terms and conditions of the Tender Offer (including but not limited to the Maximum Purchase Amount and the Maximum Purchase Sublimits), we will accept for purchase the Notes in accordance with the acceptance priority level (as set forth in the table on the cover page) (each, an “Acceptance Priority Level” or “Level”) in numerical priority order, with Level 1 being the highest priority level. Subject to the terms described herein, we will accept all of the Level 1 Notes validly tendered (and not validly withdrawn).

After all such Level 1 Notes have been accepted for purchase, we will accept for purchase all of the validly tendered (and not validly withdrawn) Level 2 Notes up to an aggregate principal amount equal to the lesser of (i) the remaining Maximum Purchase Amount and (ii) the Level 2 Sublimit.

If the Maximum Purchase Amount is adequate to accept for purchase all of the validly tendered (and not validly withdrawn) Level 2 Notes, subject to the Level 2 Sublimit, after all such Level 1 Notes and Level 2 Notes that have been validly tendered (and not validly withdrawn) have been accepted for purchase, we will accept for purchase all of the validly tendered (and not validly withdrawn) Level 3 Notes up to an aggregate principal amount equal to the lesser of (i) the remaining Maximum Purchase Amount and (ii) the Level 3 Sublimit.

Proration

If the Maximum Purchase Amount or the applicable Maximum Purchase Sublimit, as the case may be, is not adequate to accept for purchase all of the validly tendered (and not validly withdrawn) Notes of a particular Acceptance Priority Level, we will allocate the available Maximum Purchase Amount or the available applicable Maximum Purchase Sublimit, as the case may be, among the aggregate principal amount of the Notes in such Acceptance Priority Level on a pro rata basis. After application of the pro rata calculation, we will round the principal amount of the prorated series of Notes of Holders to be accepted for purchase down to the nearest $1,000. In the event Notes tendered are not accepted for purchase due to proration, they will be returned or credited promptly to the Holder’s account.

SL Green reserves the right, subject to applicable law, to increase or waive the Maximum Purchase Amount and/or to increase or waive either of the Maximum Purchase Sublimits in its sole discretion.

Potential Increase in the Maximum Purchase Amount or the Maximum Purchase Sublimits

At any time during the Tender Offer, the Maximum Purchase Amount or the Maximum Purchase Sublimits may be increased. Any such Notes purchased pursuant to such increase will be cancelled.

Conditions to the Tender Offer

Notwithstanding any other term of the Tender Offer, and in addition to (and not in limitation of) our right to extend or amend the Tender Offer at any time, in our sole discretion, we will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rules 13e-4 and 14e-l under the Exchange Act, pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Notes, and may terminate the Tender Offer, if, before such time as any Notes have been accepted for payment pursuant to the Tender Offer, the Financing Condition is not satisfied or any of the following events or conditions exist or shall occur and remain in effect or shall be determined by us in our reasonable judgment to exist or have occurred:

(1)                                there shall have been instituted or be pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign (or any such action, suit or proceeding has been threatened in writing by any such body or person), or any judgment, order or injunction entered, enforced or deemed applicable by any such court, authority, agency or tribunal, which challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Tender Offer or the acquisition of Notes pursuant to the Tender Offer, or is otherwise related in any manner to, or otherwise affects, the Tender Offer;

(2)                                there shall have been any action taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Tender Offer, SL Green, or any of our subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign (or any such action has been threatened in writing by any such body), which, in our reasonable judgment, would or might directly or indirectly result in any of the consequences referred to in paragraph (1) above;

(3)                                we have determined in our reasonable judgment that the acceptance for payment of, or payment for, some or all of the Notes in the Tender Offer would violate, conflict with or constitute a breach of any order, statute, law, rule, regulation, executive order, decree, or judgment of any court to which SL Green or any of our subsidiaries, may be bound or subject;

(4)                                at any time on or after the date of this Offer to Purchase, any change (or any condition, event or development involving a prospective change) shall have occurred in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of SL Green or any of its subsidiaries, which, in our reasonable judgment, is or may be materially adverse, or we will have become aware of any fact which, in our reasonable judgment, has or may have material adverse significance with respect to SL Green or any of our subsidiaries;

(5)                                at any time on or after the date of this Offer to Purchase, there shall have occurred:

•                 any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or market in the United States for a period in excess of three hours;

•                 a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•                 any limitation (whether or not mandatory) by any governmental authority or agency on, or other event which, in our reasonable judgment, might materially adversely affect the extension of credit by banks or other lending institutions in the United States;

•                 the commencement or declaration of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States since the close of business on the date of this Offer to Purchase;

•                 a material adverse change in United States currency exchange rates or a suspension of, or limitation on, the markets for U.S. dollars;

•                 any decline in either the Dow Jones Industrial Average or the Standard & Poor’s Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on the date of this Offer to Purchase;

•                 any decline in the market price of any series of Notes by an amount in excess of 5% measured from the close of business on the date of this Offer to Purchase as reported by TRACE (Trade Reporting and Compliance Engine);

•                 a material impairment in the trading market for debt securities in the United States;

•                 in the case of any of the foregoing existing at the opening of business on the date of this Offer to Purchase, a material acceleration or worsening thereof; or

(6)                                any approval, permit, authorization, consent or other action of any domestic or foreign governmental, administrative or regulatory agency, authority, tribunal or third party shall not have been obtained on terms satisfactory to us, which, in our reasonable judgment in any such case, and regardless of the circumstances (including any action or inaction by us or any of our affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Tender Offer and/or with such acceptance for payment or payment.

The foregoing conditions are for our sole benefit and the failure of any such condition to be satisfied may be asserted by us regardless of the circumstances, including any action or inaction by us, giving rise to any such failure and any such failure may be waived by us, other than those dependent upon the receipt of necessary government approvals, in whole or in part at any time and from time to time in our sole discretion.

If any of the foregoing conditions to the Tender Offer shall not have been satisfied or waived by us, other than, in the case of any waiver, those dependent upon the receipt of necessary government approvals, prior to the Expiration Date, we reserve the right, but will not be obligated, subject to applicable law, to:

•                  return Notes tendered pursuant to the Tender Offer to tendering Holders;

•                  waive all unsatisfied conditions, other than those dependent upon the receipt of necessary government approvals, and accept for payment and purchase all Notes that are validly tendered on or prior to the Expiration Date;

•                  extend the Early Tender Date, the Non-Exchangeable Notes Withdrawal Date, the Exchangeable Notes Withdrawal Date or the Expiration Date and retain all tendered Notes until the purchase date for the Tender Offer; or

•                  otherwise amend the Tender Offer.

The failure of us at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

Subject to applicable law, we may also terminate the Tender Offer at any time prior to the Expiration Date in our sole discretion.

Procedures for Tendering

The following summarizes the procedures to be followed by all Holders in tendering their Notes.

Early Tender Date; Expiration Date; Withdrawal Dates; Extensions; Amendments

The Early Tender Date with respect to the Non-Exchangeable Notes is 5:00 p.m., New York City time, on March 24, 2010, unless extended with respect to any series of Non-Exchangeable Notes, in which case the Early Tender Date with respect to such series will be such date to which the Early Tender Date for such series is extended. The Non-Exchangeable Notes Withdrawal Date with respect to the Non-Exchangeable Notes is 5:00 p.m., New York City time, on March 24, 2010, unless extended with respect to any series of Non-Exchangeable Notes, in which case the Non-Exchangeable Notes Withdrawal Date with respect to such series will be such date to which the Non-Exchangeable Notes Withdrawal Date  for such series is extended. Neither the Early Tender Date nor the Non-Exchangeable Notes Withdrawal Date applies to the Exchangeable Notes.  The Expiration Date is 12:00 midnight, New York City time, on April 7, 2010 (inclusive of April 7, 2010), unless extended with respect to any series of Notes, in which case the Expiration Date for such series will be such date to which the Expiration Date is extended. Tenders of Exchangeable Notes may be withdrawn at any time prior to the Expiration Date, unless extended, in which case the tenders of Exchangeable Notes may be withdrawn prior to the date to which the

Expiration Date for such Notes is extended. SL Green, in its sole discretion, may extend the Early Tender Date, the Non-Exchangeable Notes Withdrawal Date, the Exchangeable Notes Withdrawal Date or the Expiration Date for any purpose, including in order to permit the satisfaction or waiver of any or all conditions, other than, in the case of any waiver, those dependent upon the receipt of necessary government approvals, to the Tender Offer. To extend the Early Tender Date, the Non-Exchangeable Notes Withdrawal Date, the Exchangeable Notes Withdrawal Date or the Expiration Date with respect to one or more series of Notes, SL Green will notify the Depositary and will make a public announcement thereof before 9:00 a.m., New York City time, on the next business day after the previously scheduled Early Tender Date, Non-Exchangeable Notes Withdrawal Date, the Exchangeable Notes Withdrawal Date or Expiration Date, as applicable. Such announcement will state that SL Green is extending the Early Tender Date, the Non-Exchangeable Notes Withdrawal Date, the Exchangeable Notes Withdrawal Date or the Expiration Date with respect to one or more series of Notes, as the case may be, for a specified period or on a daily basis. Without limiting the manner in which SL Green may choose to make a public announcement of any extension, amendment or termination of the Tender Offer, SL Green will not be obligated to publish, advertise or otherwise communicate any such public announcement, other than by making a timely press release to Business Wire or the Dow Jones News Service or another similar service.

SL Green expressly reserves the right, subject to applicable law, to:

•                 delay accepting any Notes, extend the Tender Offer periods or terminate the Tender Offer prior to the Expiration Date and not accept Notes, as to any or all series of Notes; and

•                 amend, modify or, waive at any time, or from time to time, the terms of the Tender Offer in any respect as to any or all series of Notes, including the Maximum Purchase Amount, one or both of the Maximum Purchase Sublimits, a waiver of any conditions to consummation of the Tender Offer, other than those dependent upon the receipt of necessary government approvals, or a change in the priority of the series of Notes.

If SL Green exercises any such right, SL Green will give written notice thereof to the Depositary and will make a public announcement thereof as promptly as practicable. In the event that SL Green determines to change the Maximum Purchase Amount or either of the Maximum Purchase Sublimits, notice of such change shall be given at least 10 business days prior to the expiration of the Tender Offer, as the same may be extended, except in such circumstances under which such notice is not required by applicable law.

The minimum period during which the Tender Offer will remain open following material changes in the terms of such Tender Offer or in the information concerning such Tender Offer will depend upon the facts and circumstances of such change, including the relative materiality of the changes. With respect to a change in consideration or percentage of Notes sought, the Tender Offer will remain open a minimum of ten business days following such change to allow for adequate dissemination of such change. If any of the terms of the Tender Offer are amended in a manner determined by SL Green to constitute a material change adversely affecting any Holder, SL Green will promptly disclose any such amendment in a manner reasonably calculated to inform Holders of such amendment, and SL Green will extend such Tender Offer for a time period that SL Green deems appropriate, depending upon the significance of the amendment and the manner of disclosure to Holders, if such Tender Offer would otherwise expire during such time period.

If SL Green extends the Tender Offer, or if SL Green is delayed in its acceptance for payment of, or payment for, Notes or is unable to accept for payment or to pay for such Notes pursuant to the Tender Offer for any reason, then, upon extension of such Tender Offer without prejudice to SL Green’s rights under such Tender Offer, the Depositary may retain tendered Notes on behalf of SL Green. However, the ability of SL Green to delay the payment for Notes that SL Green has accepted for payment is limited by Rules 13e-4 and 14e-1(c) under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of Holders promptly after the termination or withdrawal of a tender offer.

If SL Green makes a material change in the terms of the Tender Offer or the information concerning the Tender Offer, SL Green will disseminate additional offering materials and extend such Tender Offer to the extent required by law, including Rules 13e-4 and 14e-1 under the Exchange Act, as applicable.

How to Tender Notes

For a Holder to validly tender Notes pursuant to the Tender Offer, a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof), with any required signature guarantee, or (in the case of a book-entry transfer) an Agent’s Message (as defined below) in lieu of the Letter of Transmittal, and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Early Tender Date or the Expiration Date, as applicable. In addition, on or prior to the Early Tender Date with respect to the Non-Exchangeable Notes (if such Holder wants to be eligible to receive the Total Consideration) or the applicable Expiration Date, either (a) such Holder’s Notes must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender must be received by the Depositary, including an Agent’s Message if the tendering Holder has not delivered a Letter of Transmittal) or (b) certificates for tendered Notes must be received by the Depositary at such address. To tender Notes that are held through DTC, DTC participants should transmit their acceptance through ATOP, and DTC will then edit and verify the acceptance and send an Agent’s Message to the Depositary for its acceptance.

If the Notes are registered in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unpurchased Notes are to be issued to a person other than the registered Holder, the certificates must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name of the registered Holder appears on the certificates, with the signature on the certificates or bond powers guaranteed as described below.

Any beneficial owner whose Notes are registered in the name of a broker-dealer, commercial bank, trust company or other nominee and who wishes to tender Notes should contact such registered Holder promptly and instruct the Holder to tender such Notes on the beneficial owner’s behalf. If such beneficial owner wishes to tender such Notes itself, such beneficial owner must, before completing and executing the Letter of Transmittal and delivering such Notes, either make appropriate arrangements to register ownership of the Notes in such beneficial owner’s name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time. The tender by a Holder pursuant to the procedures set forth herein will constitute an agreement between such Holder and SL Green in accordance with the terms and subject to the conditions set forth herein.

By tendering Notes pursuant to the Tender Offer, the Holder will be deemed to have represented and warranted that such Holder has full power and authority to tender, sell, assign and transfer the Notes tendered thereby and that when such Notes are accepted for purchase and payment by SL Green, SL Green will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right and will cause such Notes to be delivered in accordance with the terms of the Tender Offer. The Holder will also be deemed to have agreed to, upon request, execute and deliver any additional documents deemed by the Depositary or by SL Green to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered thereby. In addition, the Holder will be deemed to have released SL Green and its affiliates from any and all claims that Holders may have arising out of or relating to the Notes validly tendered and not withdrawn and accepted for purchase by us.

Holders desiring to tender Notes pursuant to ATOP must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC. Except as otherwise provided herein, delivery of Notes will be deemed made only when (a) the Agent’s Message or (b) the Letter of Transmittal and certificates of the tendered Notes are actually received by the Depositary. No documents should be sent to SL Green, the Dealer Managers, or the Information Agent (except in its capacity as Depositary).

Guarantee of Signature

Signatures on a Letter of Transmittal must be guaranteed by a recognized participant (a “Medallion Signature Guarantor”) in the Securities Transfer Agents’ Medallion Program, unless the Notes tendered thereby are tendered (a) by the registered Holder of such Notes and that Holder has not completed either of the boxes entitled “Special Payment and Delivery Instructions” on the Letter of Transmittal, or (b) for the account of a firm that is a member of a registered national securities exchange or the Financial Industry Regulatory Authority or is a commercial bank or trust company having an office in the United States (each, an “Eligible Institution”).

Book-Entry Transfer

The Depositary will establish an account with respect to the Notes at DTC for purposes of the Tender Offer within two business days of the date of this Offer to Purchase, and any financial institution that is a participant in DTC may make book-entry delivery of Notes by causing DTC to transfer such Notes into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Notes may be effected through book-entry transfer into the Depositary’s account at DTC, an Agent’s Message, and any other required documents, must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Early Tender Date or the Expiration Date, as applicable. The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to DTC does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message, stating (a) the aggregate principal amount of Notes that have been tendered by such participant pursuant to the Tender Offer, (b) that such participant has received this Offer to Purchase and the Letter of Transmittal and agrees to be bound by the terms of the Tender Offer as described in this Offer to Purchase and the Letter of Transmittal and (c) that SL Green may enforce such agreement against such participant.

Any acceptance of an Agent’s Message transmitted through ATOP is at the election and risk of the person transmitting an Agent’s Message and delivery will be deemed made only when actually received by the Depositary.

No Guaranteed Delivery

There are no guaranteed delivery provisions applicable to the Tender Offer under the terms of this Offer to Purchase or any other of the offer materials. Holders must tender their Notes in accordance with the procedures set forth above under “—Procedures for Tendering.”

Withholding Tax

Under United States Federal income tax laws, the Depositary may be required to withhold on payments made to certain Holders who tender Notes pursuant to the Tender Offer. See “Certain United States Federal Income Tax Considerations” below.

Lost or Missing Certificates

If a Holder wishes to tender Notes pursuant to the Tender Offer, but the certificates evidencing such Notes have been mutilated, lost, stolen or destroyed, the Holder should write to, or telephone, the trustee for such Notes at its applicable address or telephone number about procedures for obtaining replacement certificates for such Notes and arranging for indemnification or any other matter that requires the trustee to take action.

Transfer of Ownership of Tendered Notes

Holders may not transfer record ownership of any Notes validly tendered and not validly withdrawn. Beneficial ownership in tendered Notes may be transferred by the Holder by delivering to the Depositary at its address set forth on the back cover of this Offer to Purchase an executed Letter of Transmittal identifying the name of the person who deposited the Notes to be transferred and completing the “Special Payment and Delivery Instructions” box with the name of the transferee (or, if tendered by book-entry transfer, the name of the DTC participant on the security listing position listed as the transferee of such Notes) and the principal amount of the Notes to be transferred. If certificates have been delivered or otherwise identified (through a Book-Entry Confirmation with respect to such Notes) to the Depositary, the name of the Holder who deposited the Notes, the name of the transferee and the certificate numbers relating to such Notes should also be provided in the Letter of Transmittal. A person who succeeds to the beneficial ownership of tendered Notes pursuant to these procedures will be entitled to receive the applicable purchase price of the Notes and any applicable accrued and unpaid interest if the Notes are accepted for payment, or to receipt of the tendered Notes if the Tender Offer is terminated, provided, in each case, that SL Green has been given proper and timely instructions as to the identity of such person and the address to which to deliver such purchase price or Notes.

Compliance with “Short Tendering” Rule

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender securities in a partial tender offer for his own account unless the person so tendering such securities (a) has a net long position equal to or greater than the aggregate principal amount of the securities being tendered and (b) will cause such securities to be delivered in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Notes in the Tender Offer under any of the procedures described above will constitute a binding agreement between the tendering Holder and SL Green with respect to the Tender Offer upon the terms and subject to the conditions of the Tender Offer, including the tendering Holder’s acceptance of the terms and conditions of the Tender Offer, as well as the tendering Holder’s representation and warranty that (a) such Holder has a net long position in the Notes being tendered pursuant to the Tender Offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Notes complies with Rule 14e-4.

Other Matters

Subject to, and effective upon, the acceptance for purchase of, and payment for, the principal amount of Notes tendered in accordance with the terms and subject to the conditions of the Tender Offer, a tendering Holder will be deemed to have agreed to sell, assign and transfer to, or upon the order of, SL Green, all right, title and interest in and to all of the Notes tendered and accepted for purchase pursuant to the terms hereof (and subject to proration) and waives any and all other rights with respect to such Notes (including, without limitation, any existing or past defaults and their consequences in respect of the Notes and the applicable indenture under which such Notes were issued) and releases and discharges SL Green from any and all claims the Holder may have now, or may have in the future, arising out of, or related to, such Notes, including, without limitation, any claims that the Holder is entitled to receive additional principal or interest payments with respect to such Notes or to participate in any repurchase, redemption or defeasance of the Notes. In addition, by tendering Notes pursuant to the Tender Offer, a Holder will be deemed to have irrevocably constituted and appointed the Depositary the true and lawful agent and attorney-in-fact of such Holder (with full knowledge that the Depositary also acts as the agent of SL Green) with respect to any tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver such Notes or transfer ownership of such Notes on the account books maintained by DTC together with all accompanying evidences of transfer and authenticity, to or upon the order of SL Green, (b) present such Notes for transfer on the register, and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes, including receipt of funds from SL Green for the applicable purchase price for any Notes tendered pursuant to the Tender Offer that are purchased by SL Green and transfer such funds to the Holder, all in accordance with the terms of the Tender Offer.

By tendering Notes pursuant to the Tender Offer, the Holder will be deemed to have agreed that the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Depositary, until receipt by the Depositary of (a) a properly transmitted Agent’s Message or (b) a properly completed and duly executed Letter of Transmittal and the certificates of the tendered Notes accompanying the Letter of Transmittal together with all accompanying evidences of authority and any other required documents in form satisfactory to SL Green. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of Notes pursuant to the procedures described in the Offer to Purchase and the Letter of Transmittal and the form and validity of all documents will be determined by SL Green in its sole discretion.

Notwithstanding any other provision of the Tender Offer, payment of the applicable Total Consideration or the applicable Tender Offer Consideration, as the case may be, plus accrued and unpaid interest in exchange for Notes tendered and accepted for purchase pursuant to the Tender Offer will occur only after timely receipt by the Depositary of (a) a Book-Entry Confirmation with respect to such Notes, together with an Agent’s Message and any other required documents or (b) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, for the Notes accompanying the Letter of Transmittal and any other required documentation. The tender of Notes pursuant to the Tender Offer by one of the procedures set forth above will constitute an agreement between the tendering Holder and SL Green in accordance with the terms and subject to the conditions of this Tender Offer. The method of delivery of the Letter of Transmittal, certificates for Notes and all other required documents is at the election and risk of the tendering Holder. If a Holder chooses to deliver by mail, the recommended method is by registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

Alternative, conditional or contingent tenders will not be considered valid. SL Green reserves the absolute right to reject any or all tenders of Notes that are not in proper form or the acceptance of which would, in SL Green’s opinion, be unlawful. SL Green also reserves the right, subject to applicable law, to waive any defects, irregularities or conditions of tender as to particular Notes. A waiver of any defect or irregularity with respect to the tender of one Note shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other Note. Any determination by SL Green as to the validity, form, eligibility and acceptance of Notes for payment, or any interpretation by SL Green as to the terms and conditions of the Tender Offer, is subject to applicable law and, if challenged by Holders or otherwise, to the judgment of a court of competent jurisdiction. Any defect or irregularity in connection with tenders of Notes must be cured within such time as SL Green determines, unless waived by SL Green. Tenders of Notes shall not be deemed to have been made until all defects and irregularities have been waived by SL Green or cured. None of SL Green, any trustee for the Notes, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders of Notes or will incur any liability to Holders for failure to give any such notice.

Acceptance of Notes for Purchase; Payment for Notes

Upon the terms of the Tender Offer and subject to the satisfaction or waiver of the conditions to the Tender Offer specified in this Offer to Purchase, other than, in the case of any waiver, those dependent upon the receipt of necessary government approvals, SL Green will (a) accept for purchase Notes validly tendered (or defectively tendered, if SL Green waives such defect) and not validly withdrawn up to the amount of Notes needed to be purchased such that the consideration (including the applicable Total Consideration or the applicable Tender Offer Consideration, as the case may be, plus accrued and unpaid interest) paid for such Notes is equal to the Maximum Purchase Amount, subject to possible proration as described in this Offer to Purchase, and (b) promptly pay the applicable Total Consideration or the applicable Tender Offer Consideration, as the case may be (plus accrued and unpaid interest), on the Settlement Date for all Notes accepted for purchase in the Tender Offer. Payment of the applicable Total Consideration with respect to Non-Exchangeable Notes accepted for purchase in the Tender Offer that are validly tendered on or prior to the Early Tender Date and not validly withdrawn on or prior to the Non-Exchangeable Notes Withdrawal Date, and payment of the applicable Tender Offer Consideration with respect to Exchangeable Notes tendered on or prior to the Expiration Date (inclusive of the Expiration Date) or any Non-Exchangeable Notes accepted for purchase that are validly tendered after the Early Tender Date but on or prior to the Expiration Date (inclusive of the Expiration Date) will, in each case, be made on the Settlement Date. SL Green reserves the right, subject to applicable law, to increase or waive the Maximum Purchase Amount in its sole discretion.

SL Green expressly reserves the right, in its sole discretion, but subject to applicable law, to (a) delay acceptance for purchase of Notes tendered under the Tender Offer or the payment for Notes accepted for purchase (subject to Rules 13e-4 and 14e-1 under the Exchange Act, as applicable, which require that SL Green pay the consideration offered or return Notes deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Tender Offer) or (b) terminate the Tender Offer at any time prior to the applicable Expiration Date.

For purposes of the Tender Offer, SL Green will be deemed to have accepted for purchase validly tendered Notes (or defectively tendered Notes with respect to which SL Green has waived such defect) if, as and when SL Green gives oral (promptly confirmed in writing) or written notice thereof to the Depositary. With respect to tendered Notes that are to be returned to Holders, such Notes will be returned without expense to the tendering Holder promptly (or, in the case of Notes tendered by book-entry transfer, such Notes will be credited to the account maintained at DTC from which such Notes were delivered) after the expiration or termination of the Tender Offer.

SL Green will pay for Notes accepted for purchase in the Tender Offer by depositing such payment in cash with the Depositary or, at the direction of the Depositary, with DTC, which will act as agent for the tendering Holders for the purpose of receiving tenders of Notes, the applicable Total Consideration or the applicable Tender Offer Consideration, as the case may be, and accrued and unpaid interest and transmitting the applicable Total Consideration or the applicable Tender Offer Consideration, as the case may be, and accrued and unpaid interest, to such Holders. Payment shall be deemed to have been made by SL Green upon the transfer by SL Green of the applicable Total Consideration or the applicable Tender Offer Consideration, as applicable, plus accrued and unpaid interest payable through, but not including the date of such transfer, to the Depositary or, if so directed by the Depositary, to DTC. Under no circumstances will interest on the applicable Total Consideration or the applicable Tender Offer Consideration, as applicable, be paid by SL Green by reason of any delay on the part of the Depositary in making payment to the Holders entitled thereto or any delay in the allocation or crediting of monies received by DTC to participants in DTC or in the allocation or crediting of monies received by participants to beneficial owners.

Tenders of Notes will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

If, for any reason, acceptance for payment, or payment for, validly tendered Notes pursuant to the Tender Offer is delayed, or SL Green is unable to accept for purchase or to pay for validly tendered Notes pursuant to the Tender Offer, then the Depositary may, nevertheless, on behalf of SL Green, retain the tendered Notes, without prejudice to the rights of SL Green described under “—Early Tender Date; Expiration Date; Withdrawal Dates; Extensions; Amendments” and “—Conditions to the Tender Offer” above and “—Withdrawal of Tenders” below, but subject to Rules 13e-4 and 14e-1 under the Exchange Act, as applicable, which require that SL Green pay the consideration offered or return the Notes tendered promptly after the termination or withdrawal of the Tender Offer.

If any tendered Notes are not accepted for payment for any reason pursuant to the terms and conditions of the Tender Offer, such Notes (a) will be credited to an account maintained at DTC, designated by the participant therein who so delivered such Notes promptly following the Expiration Date or the termination of the Tender Offer or (b) if the Holder of record holds physical Notes, such Notes will be returned by delivery of a certificate representing such returned principal amount (including delivery of the original certificate tendered if none of such Holder’s tendered Notes are accepted).

SL Green may transfer or assign, in whole or, from time to time, in part, to one or more of its affiliates or any third party the right to purchase all or any of the Notes tendered pursuant to the Tender Offer, but any such transfer or assignment will not relieve SL Green of its obligations under the Tender Offer and will in no way prejudice the rights of tendering Holders to receive payment for Notes validly tendered and not validly withdrawn and accepted for payment pursuant to the Tender Offer.

Notes at each Acceptance Priority Level accepted for purchase in accordance with the terms and conditions of the Tender Offer may be subject to proration (other than Level 1 Notes) so that SL Green will only accept for purchase Notes in an aggregate principal amount equal to the Maximum Purchase Amount and Level 2 Notes and Level 3 Notes having an aggregate principal amount equal to the respective Maximum Purchase Sublimits. For more information on possible proration, please see “—Maximum Purchase Amount; Maximum Purchase Sublimits; and Acceptance Priority Levels” and “—Proration.”

Tendering Holders of Notes purchased in the Tender Offer will not be obligated to pay brokerage commissions or fees to SL Green, the Dealer Managers, the Depositary or the Information Agent or, except as set forth below, to pay transfer taxes with respect to the purchase of their Notes. If, however, the applicable Total Consideration or the applicable Tender Offer Consideration, as the case may be, is to be paid to, or if Notes not tendered or not accepted for payment are to be registered in the name of, any person other than a Holder, the amount of any transfer taxes (whether imposed on the Holder or such other person) payable on account of the transfer to such person will be deducted from the applicable Total Consideration or the applicable Tender Offer Consideration, as the case may be, unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted. SL Green will pay all other charges and expenses in connection with the Tender Offer. See “Dealer Managers; Depositary; Information Agent.”

The Notes are governed by the respective indentures under which such series of Notes were issued, each as amended or supplemented to date. There are no appraisal or other similar statutory rights available to Holders in connection with the Tender Offer.

Withdrawal of Tenders

Non-Exchangeable Notes subject to the Tender Offer tendered on or prior to the applicable Non-Exchangeable Notes Withdrawal Date may be validly withdrawn at any time on or prior to the applicable Non-

Exchangeable Notes Withdrawal Date, but not thereafter, except in certain limited circumstances where additional withdrawal rights are required by law (as determined by SL Green). Non-Exchangeable Notes tendered after the applicable Non-Exchangeable Notes Withdrawal Date may not be withdrawn, except in certain limited circumstances where additional withdrawal rights are required by law (as determined by SL Green).

Exchangeable Notes subject to the Tender Offer tendered on or prior to the applicable Expiration Date may be validly withdrawn at any time on or prior to the applicable Expiration Date, but not thereafter, except in certain limited circumstances where additional withdrawal rights are required by law (as determined by SL Green).

If a Holder validly withdraws a tender, such Holder will no longer be eligible to receive the applicable consideration on the Settlement Date (unless such Holder validly re-tenders such Notes on or prior to the applicable Expiration Date (inclusive of the Expiration Date)). Non-Exchangeable Holders of re-tendered Notes will be eligible to receive (i) the applicable Total Consideration in respect of such Notes if in the case of Non-Exchangeable Notes, such Non-Exchangeable Notes are validly re-tendered on or prior to the Early Tender Date or (ii) the applicable Tender Offer Consideration in respect of such Notes if such Notes are validly re-tendered after the Early Tender Date but on or prior to the applicable Expiration Date (inclusive of the Expiration Date). The consideration paid to Holders of Exchangeable Notes will not reflect any Early Tender Premium, regardless of when such Exchangeable Notes are tendered.

If the Tender Offer is terminated, Notes tendered pursuant to the Tender Offer will promptly be returned to the tendering Holders.

For a withdrawal of a tender of Notes to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the applicable Non-Exchangeable Notes Withdrawal Date (with respect to the Non-Exchangeable Notes) or the applicable Expiration Date (with respect to the Exchangeable Notes), as applicable, by mail, fax or hand delivery or by a properly transmitted “Request Message” through ATOP. Any such notice of withdrawal must (a) specify the name of the Holder who tendered the Notes to be withdrawn and, if different, the name of the registered Holder of such Notes (or, in the case of Notes tendered by book-entry transfer, the name of the DTC participant for whose name appears on the security position listing as the owner of such Notes), (b) contain the description of the Notes to be withdrawn (including the principal amount and series of the Notes to be withdrawn and, in the case of Notes tendered by delivery of certificates rather than book-entry transfer, the certificate numbers thereof), (c) unless transmitted through ATOP, be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantees (or, in the case of Notes tendered by a DTC participant through ATOP, be signed by such participant in the same manner as the participant’s name is listed in the applicable Agent’s Message), or be accompanied by evidence satisfactory to SL Green that the person withdrawing the tender has succeeded to the beneficial ownership of such Notes, and (d) if the Letter of Transmittal was executed by a person other than the registered Holder, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such Holder. The signature on the notice of withdrawal must be guaranteed by a Medallion Signature Guarantor unless such Notes have been tendered for the account of an Eligible Institution. If certificates for the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal will be effective immediately upon receipt by the Depositary of written or facsimile transmission notice of withdrawal even if physical release is not yet effected. Withdrawal of tenders of Notes may not be rescinded, and any Notes properly withdrawn will thereafter be deemed not validly tendered for purposes of the Tender Offer. Withdrawal of Notes may only be accomplished in accordance with the foregoing procedures. Notes validly withdrawn may thereafter be re-tendered at any time on or prior to the Expiration Date by following the procedures described under “—Procedures for Tendering.”

SL Green will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender. Any such determination is subject to applicable law and, if challenged by Holders or otherwise, to the judgment of a court of competent jurisdiction. None of SL Green, the Dealer Managers, the Depositary or the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

If SL Green is delayed in its acceptance for purchase of, or payment for, any Notes or is unable to accept for purchase or pay for any Notes pursuant to the Tender Offer for any reason, then, without prejudice to SL Green’s rights hereunder, but subject to applicable law, tendered Notes may be retained by the Depositary on behalf of SL Green and may not be validly withdrawn (subject to Rules 13e-4 and 14e-1 under the Exchange Act, as applicable, which require that SL Green pay the consideration offered or return the Notes deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Tender Offer).

CERTAIN MARKET INFORMATION CONCERNING THE NOTES

There is no established reporting system or trading market for trading in any series of Notes. To the extent that the Notes of any series are traded, prices of such Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. To SL Green’s knowledge, the Notes of each series are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes are not available.

SL Green’s common stock is listed on the New York Stock Exchange under the symbol “SLG.” The following table sets forth, for the periods indicated, the reported high and low sales prices in U.S. dollars for SL Green’s common stock on the New York Stock Exchange.

	High	Low

2007:
First Quarter	$158.86	$130.15
Second Quarter	$144.00	$121.55
Third Quarter	$135.08	$98.88
Fourth Quarter	$126.44	$87.39
2008:
First Quarter	$99.48	$74.60
Second Quarter	$101.07	$80.41
Third Quarter	$92.64	$57.47
Fourth Quarter	$84.78	$7.75
2009:
First Quarter	$25.83	$8.69
Second Quarter	$26.70	$10.68
Third Quarter	$47.63	$18.04
Fourth Quarter	$53.75	$36.19
2010:
First Quarter, through March 10, 2010	$58.58	$43.33

On March 10, 2010, the last reported sale price of SL Green’s common stock on the New York Stock Exchange was $57.11 per share.

HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SL GREEN’S COMMON STOCK AND THE NOTES PRIOR TO MAKING ANY DECISION WITH RESPECT TO THIS TENDER OFFER.

CERTAIN SIGNIFICANT CONSIDERATIONS

You should review carefully the considerations described below, as well as the other information contained or incorporated by reference in this Offer to Purchase and in the related Letter of Transmittal, before deciding whether to tender your Notes in the Tender Offer.

Risks Associated with Tender Offer

Position of SL Green Concerning the Tender Offer

Neither we, nor our board of directors, nor the Dealer Managers, the Depositary, the Information Agent or the trustee for the Notes makes any recommendation to any Holder whether to tender or refrain from tendering any or all of such Holder’s Notes and none of them has authorized any person to make any such recommendation. Holders are urged to evaluate carefully all information in this Offer to Purchase, including the documents incorporated by reference, consult their own investment and tax advisors and make their own decisions whether to tender Notes.

Effect of the Tender Offer on Holders of Notes Tendered and Accepted in the Tender Offer

If a Holder’s Notes are tendered and accepted, such Holder will receive:

•                 the applicable Total Consideration, if, in the case of either series of Non-Exchangeable Notes, such Holder’s Non-Exchangeable Notes were validly tendered (and not validly withdrawn) on or prior to the Early Tender Date;

•                 the applicable Tender Offer Consideration, if such Holder’s Non-Exchangeable Notes were validly tendered after the Early Tender Date but on or prior to the Expiration Date; or

•                 the applicable Tender Offer Consideration, if such Holder’s Exchangeable Notes were validly tendered on or prior to the Expiration Date,

in each case, plus accrued and unpaid interest up to, but not including, the Settlement Date, per $1,000 principal amount of Notes tendered and accepted, but in each case such Holder will give up all rights and benefits associated with ownership of such Notes.  Holders of Exchangeable Notes will not receive any Early Tender Premium, regardless of when such Exchangeable Notes are tendered.

Conditions to the Consummation of the Tender Offer

The consummation of the Tender Offer is subject to the satisfaction of several conditions. See “Terms of the Tender Offer—Conditions to the Tender Offer.”  In addition, we may terminate the Tender Offer with respect to one or more series of Notes, prior to the applicable Expiration Date for any reason in our sole discretion. There can be no assurance that such conditions will be met, that we will not terminate the Tender Offer, or that, in the event that the Tender Offer is not consummated with respect to one or more series of Notes, the market value and liquidity of the Notes of such series will not be materially adversely affected.

Treatment of Notes Not Tendered in the Tender Offer

Notes not tendered and purchased in the Tender Offer will remain outstanding. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the respective indentures and supplemental indentures governing the Notes, will remain unchanged. No amendments to these documents are being sought. From time to time in the future, we may acquire Notes that are not tendered in the Tender Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Tender Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we might choose to pursue in the future. Pursuant to Rule 13e-4(f)(6) under the Exchange Act neither SL Green nor its affiliates may purchase any Exchangeable Notes until 10 business days after the applicable Expiration Date or other date of termination of the Tender Offer.

Limited Trading Market

None of the Notes of any series are listed on any national or regional securities exchange. Quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed only as approximations. Holders are urged to contact their brokers with respect to current information regarding the Notes. To the extent that Notes of any series are tendered and accepted in the Tender Offer, any existing trading market for the remaining Notes of such series may become more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a greater float. The reduced float may also make the trading price of the Notes of such series that are not tendered and accepted for payment more volatile. Consequently, the liquidity, market value and price volatility of Notes of such series that remain outstanding may be adversely affected. Holders of unpurchased Notes of such series may attempt to obtain quotations for the Notes from their brokers; however, there can be no assurance that any trading market will exist for the Notes of any series following consummation of the Tender Offer. The extent of the public market for the Notes of such series following consummation of the Tender Offer will depend upon the number of Holders remaining at such time, the interest in maintaining a market in such Notes on the part of securities firms and other factors.

Federal Income Tax May Be Imposed on Payments to Non-U.S. Holders

Although the applicability of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, to the Exchangeable Notes is not entirely clear, based on the law, facts and circumstances as they currently exist, we intend to take the position that payment of the Tender Offer Consideration to Non-U.S. Holders with respect to the Exchangeable Notes is not subject to U.S. income or withholding tax under FIRPTA.  In addition, although there are no authorities that directly address the issue, we intend to take the position that the Early Tender Premium with respect to the Non-Exchangeable Notes will be not be treated as a separate fee that would be subject to U.S. income tax or withholding tax if received by a Non-U.S. Holder.  However, the IRS could disagree with either of our positions.  See “Certain United States Federal Income Considerations—Tax Consequences to Non-U.S. Holders.”

Risks Associated with SL Green’s Indebtedness

Ability to Pay our Debt and Other Obligations

If our cash flow is inadequate to meet our and our subsidiaries existing and future debt and other obligations, including the New Notes being offered by the Company, the Operating Partnership and Reckson concurrently with the Tender and our Subsidiaries’ Offer, we could face substantial liquidity problems. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on the Notes outstanding after the consummation of the Tender Offer or our other obligations, we will be in default under the terms thereof, which will permit the Holders of the Notes and our other obligations to accelerate the maturity of the Notes and such other obligations and also could cause defaults under future indebtedness we may incur. Any such default could have a material adverse effect on our business, prospects, financial condition and operating results. In addition, we cannot assure the Holders that we would be able to repay amounts due in respect of the Notes if payment on the Notes were to be accelerated following the occurrence of an Event of Default (as defined in each indenture governing each series of Notes, as amended).

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax consequences of the disposition of Notes pursuant to the Tender Offer. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulations promulgated thereunder, judicial authority, and current administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. There can be no assurance that the United States Internal Revenue Service (“IRS”) would not assert, or that a court would not sustain, a position contrary to any of those set forth below, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to any of the consequences described below.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of a Note and is a United States person. A United States person is a person that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of the source thereof, or (iv) a trust if either (a) a United States court is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (b) it has a valid election in effect to be treated as a United States person. The term “Non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

This discussion does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular beneficial owners of the Notes in light of their personal circumstances or status, nor does it discuss the U.S. federal income tax consequences to certain types of beneficial owners of the Notes subject to special treatment under the U.S. federal income tax laws such as banks, financial institutions, insurance companies, retirement plans, certain United States expatriates and former long-term residents of the United States, dealers or traders in securities or currencies, brokers, S corporations, partnerships or other pass-through entities, real estate investment trusts, regulated investment companies, tax-exempt organizations, individual retirement accounts or other tax-deferred accounts, persons holding the Notes as part of a “straddle,” “hedge,” “wash sale,” “constructive sale”, “conversion transaction,” or other integrated investment, U.S. Holders whose functional currency is not the U.S. dollar and Non-U.S. Holders, except as specifically described below. Moreover, this discussion does not address the effect of any applicable state, local or foreign tax laws or the alternative minimum tax.

This discussion assumes that U.S. Holders and Non-U.S. Holders hold the Notes as “capital assets” (as defined in Section 1221 of the Code). This discussion is limited to the U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders disposing of Notes pursuant to the Tender Offer.

If a partnership (including for these purposes any other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds Notes, the tax treatment of a partner generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level.  Partnerships holding Notes and partners in such partnerships should consult their own tax advisors as to the tax consequences of a disposition of Notes pursuant to the Tender Offer, including the application to their particular situations of the tax considerations discussed below, as well as the application of state, local or foreign tax laws.

Beneficial owners of Notes are advised to consult their own tax advisors as to the tax consequences of a disposition of Notes pursuant to the Tender Offer, including the application to their particular situations of the tax considerations discussed below, as well as the application of state, local or foreign tax laws.

TO COMPLY WITH IRS CIRCULAR 230, BENEFICIAL OWNERS OF THE NOTES ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY SUCH BENEFICIAL OWNERS, FOR THE PURPOSES OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE CODE; (B) SUCH DISCUSSION IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) BENEFICIAL OWNERS OF THE NOTES SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Tax Consequences to U.S. Holders

Sale of Notes Pursuant to the Tender Offer

The receipt of cash for Notes pursuant to the Tender Offer will be a taxable transaction for U.S. federal income tax purposes.  A U.S. Holder that receives cash in exchange for Notes pursuant to the Tender Offer will recognize gain or loss equal to the difference, if any, between (i) the amount of cash received for such Notes (other than amounts attributable to accrued and unpaid interest, which amounts will be treated as ordinary interest income to the extent not previously included in the U.S. Holder’s gross income, regardless of whether the U.S. Holder otherwise recognizes an overall loss on the sale of Notes pursuant to the Tender Offer) and (ii) the U.S. Holder’s adjusted tax basis in the tendered Notes.  A U.S. Holder’s adjusted tax basis in a Note generally will equal the cost of such Note to such Holder, increased by any amounts of original issue discount accrued with respect to such Note by such Holder and by any amounts of market discount with respect to such Note that such Holder has elected to include in income, and decreased (but not below zero) by any amounts of amortizable bond premium with respect to such Note that such Holder has previously elected to use to offset interest.  Gain or loss will be calculated separately for each block of Notes tendered by a U.S. Holder.  Subject to the market discount rules discussed below, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held the Notes for more than one year.  The basis of Holders of the 4.000% Exchangeable Senior Debentures of Reckson who have held such debentures since prior to the merger of Reckson Associates Realty Corp. with SL Green in January 2007 may have changed in connection with that merger.  Holders of such debentures are urged to check with their tax advisors.

An exception to the capital gain treatment described in the preceding paragraph applies to a U.S. Holder who holds a Note with “market discount.”  Market discount is the amount by which the principal amount of the Note (or, in the case of a Note with original issue discount, the issue price of the Note as increased by all original issue discount accrued with respect to the Note before its acquisition) exceeded the U.S. Holder’s tax basis in the Note immediately after its acquisition, generally at a time other than the Note’s original issuance.  A Note is considered to have no market discount if such excess is less than 1/4 of 1% of the principal amount of the Note multiplied by the number of complete years from the U.S. Holder’s acquisition date of the Note to its maturity date.  The gain recognized by the U.S. Holder of a Note with market discount will be treated as ordinary income to the extent that market discount has accrued (on a straight line basis or, at the election of the U.S. Holder, on a constant yield basis) from the U.S. Holder’s acquisition date to the date of sale, unless the U.S. Holder has elected to include market discount in income currently as it accrues. Gain in excess of such accrued market discount will be subject to the capital gains rules described above.

The tax treatment of the receipt of the Early Tender Premium is unclear because there are no authorities that directly address the treatment of such a payment. Under the Code, any amount received by the holder of a debt instrument on its retirement is generally treated as being received in exchange for the debt instrument.  If the Early Tender Premium is treated as additional consideration for the Non-Exchangeable Notes, such a payment would be treated as part of the total consideration received in exchange for the tendered Non-Exchangeable Notes and treated in the manner described above in the first paragraph above under “Sale of Notes Pursuant to the Tender Offer”.  The Company intends to treat the Early Tender Premium as additional consideration with respect to the Non-Exchangeable Notes purchased. It is possible, however, that the Early Tender Premium may be treated as interest or a separate fee that would be subject to tax as ordinary income rather than as additional consideration for the Notes. U.S. Holders should consult their own tax advisors as to the proper treatment of the Early Tender Premium.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to payments made to U.S. Holders, other than certain exempt recipients (such as corporations), that sell their Notes pursuant to the Tender Offer.

A U.S. Holder whose Notes are tendered and accepted for payment pursuant to the Tender Offer may be subject to backup withholding (currently at a 28% rate) with respect to the cash proceeds from the sale of such Notes unless such Holder (a) is a corporation or other exempt recipient and, when required, establishes this exemption or (b) provides its correct taxpayer identification number, certifies under penalties of perjury that it is not currently subject to backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules  will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, and may be refundable if such amounts exceed such liability,  provided the required information is timely furnished to the IRS. The information reporting requirements generally will apply regardless of whether backup withholding is required.

Tax Consequences to Non-U.S. Holders

The rules governing U.S. federal income taxation of Non-U.S. Holders are complex and no attempt will be made to provide more than a brief summary of such rules. Non-U.S. Holders should consult their own tax advisors to determine the effect of U.S. federal, state, local and non-U.S. tax laws, as well as tax treaties, with regard to a sale of the Notes pursuant to the Tender Offer.

Sale of Notes Pursuant to the Tender Offer

Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. Holder upon the receipt of cash in exchange for a Note pursuant to the Tender Offer generally will not be subject to U.S. federal income or withholding tax (except as discussed below to the extent such amount is attributable to accrued and unpaid interest) so long as: (i) the gain is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, (ii) in the case of a foreign individual, the Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year, and (iii) the Notes do not constitute “United States real property interests”, or USRPIs, within the meaning of the Foreign Investment in Real Property Tax Act (“FIRPTA”).

The Non-Exchangeable Notes will not constitute USRPIs.  The applicable rules are not entirely clear, however, with respect to the Exchangeable Notes. We currently intend to take the position that the Exchangeable Notes will not constitute USRPIs because we believe that SL Green will be a domestically-controlled qualified investment entity on the Settlement Date (and we believe that Reckson Associates Realty Corp. was a domestically-controlled qualified investment entity on the date of its merger with SL Green) and that, therefore, the sale of SL Green common stock at such time would not be subject to taxation under FIRPTA.  SL Green will be a domestically-controlled qualified investment entity on the Settlement Date if at all times during the preceding five-year period it has been a REIT and less than 50% in value of the SL Green common stock has been held directly or indirectly by non-U.S. persons.  Because the SL Green common stock is publicly traded, however, no assurance can be given that SL Green is or will continue to be a domestically-controlled qualified investment entity.  Additionally, it is possible that the IRS could disagree with our position, in which case a Non-U.S. Holder would be liable for U.S. federal income tax under FIRPTA with respect to Exchangeable Notes sold pursuant to the Tender Offer and could be liable for interest and penalties if such Non-U.S. Holder fails to timely file a U.S. federal income tax return and pay such tax when due.

Although the law is not clear, we also believe that, regardless of the status of SL Green (or Reckson Associates Realty Corp.) as a domestically-controlled qualified investment entity, because the shares of SL Green common stock are part of a class of stock that is regularly traded on an established securities market (as were the shares of Reckson Associates Realty Corp. prior to its merger with SL Green), the Exchangeable Notes will not constitute USRPIs in the hands of a Non-U.S. Holder unless such Non-U.S. Holder would be treated as having owned, under all applicable rules for direct, indirect and constructive ownership, more than five percent of the fair market value of the common stock of SL Green during the five-year period preceding the Settlement Date (in the case of the Exchangeable Notes of Reckson, more than five percent of the fair market value of the common stock of either Reckson Associates Realty Corp. or SL Green during such five-year period) .  It is not clear if the foregoing would apply, however, if the Exchangeable Notes were themselves considered to be regularly traded on an established securities market.  In such case, it is possible that the foregoing would not apply and instead the Exchangeable Notes of the Operating Partnership or of Reckson would not constitute USRPIs in the hands of a Non-U.S. Holder unless such Non-U.S. Holder would be treated as having owned, under all applicable rules for direct, indirect and constructive ownership, more than five percent of the outstanding Exchangeable Notes of the Operating Partnership or of Reckson, as the case may be, during the five-year period preceding the Settlement Date.

The tax treatment of the receipt of the Early Tender Premium on Non-Exchangeable Notes is unclear because there are no authorities that directly address the treatment of such a payment. See above under “Tax Consequences of U.S. Holders — Sale of Notes Pursuant to the Tender Offer.” We intend to treat the Early Tender

Premium as additional consideration with respect to the Non-Exchangeable Notes purchased pursuant to the Tender Offer rather than interest or a separate fee. There can be no assurance, however, that the IRS will not attempt to treat the Early Tender Premium as interest or a separate fee, in which case it would be subject to a 30% U.S. federal income tax (or such lower rate provided by an applicable treaty) if paid to a Non-U.S. Holder. Non-U.S. Holders should consult their tax advisors as to the proper treatment of the Early Tender Premium.

Non-U.S. Holders are urged to consult their tax advisors as to  whether the receipt of the Tender Offer Consideration in exchange for Exchangeable Notes is exempt from U.S. federal income tax under FIRPTA and as to U.S. federal income tax treatment of the Early Tender Premium with respect to Non-Exchangeable Notes.

Amounts Attributable to Accrued and Unpaid Interest

The gross amount of cash payments attributable to accrued and unpaid interest paid to a Non-U.S. Holder pursuant to the Tender Offer generally will not be subject to U.S. federal income or withholding tax, provided that:

•                 the Non-U.S. Holder does not actually or constructively own 10% or more of the capital or profits interests of the Operating Partnership;

•                 the Non-U.S. Holder is not (a) a “controlled foreign corporation” that is a “related person” with respect to the Operating Partnership (each within the applicable meaning of the Code) or (b) a bank that received the Notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

•                 the accrued and unpaid interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States; and

•                 the Company or its paying agent has received or receives appropriate documentation establishing that the Non-U.S. Holder is not a United States person.

A Non-U.S. Holder that does not qualify for exemption from U.S. federal income tax under this paragraph generally will be subject to withholding of U.S. federal income tax at a 30% rate (or lower applicable treaty rate) on payments of accrued and unpaid interest that are not effectively connected with the conduct of a United States trade or business.

Income Effectively Connected with a U.S. Trade or Business

If a payment received in respect of accrued and unpaid interest on Notes or gain realized by a Non-U.S. Holder on a sale of Notes pursuant to the Tender Offer is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the United States maintained by the Non-U.S. Holder), such interest or gain will be subject to U.S. federal income tax on a net income basis generally in the same manner as a U.S. Holder (and, with respect to corporate Non-U.S. Holders, may also be subject to a 30% branch profits tax).  If accrued and unpaid interest is effectively connected with a United States trade or business (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment, such payments will not be subject to U.S. withholding tax so long as the relevant Non-U.S. Holder provides the Company or its paying agent with the appropriate documentation.

Non-U.S. Holders should consult their own tax advisors regarding the availability of a refund of any U.S. withholding tax.

Information Reporting and Backup Withholding

The receipt of cash by a Non-U.S. Holder in exchange for a Note pursuant to the Tender Offer that occurs through the U.S. office of any broker, domestic or foreign, will be subject to information reporting and backup withholding unless such Holder certifies as to its Non-U.S. status under penalties of perjury or otherwise establishes an exemption. The payment of cash to a Non-U.S. Holder through a non-U.S. office of either a U.S. broker or a non-U.S. broker that is a U.S.-related person will be subject to information reporting (but not backup withholding) unless such broker has documentary evidence in its files that such Non-U.S. Holder is not a United States person and certain other conditions are met or the Non-U.S. Holder establishes an exemption. For this purpose, a “U.S.-related person” is:

•                 a controlled foreign corporation for U.S. federal income tax purposes;

•                 a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business; or

•                 a foreign partnership that is either engaged in the conduct of a trade or business in the United States or of which 50% or more of its income or capital interests are held by United States persons.

Neither information reporting nor backup withholding will apply to a payment of cash to a Non-U.S. Holder through a non-U.S. office of a non-U.S. broker that is not a U.S.-related person. Copies of any information returns filed with the IRS may be made available by the IRS, under the provisions of a specific treaty or agreement, to the taxing authorities of the country in which the Non-U.S. Holder resides.

Backup withholding and information reporting generally will not apply to accrued and unpaid interest payments made to a Non-U.S. Holder in respect of the Notes if such Non-U.S. Holder furnishes the Company or its paying agent with appropriate documentation of such Holder’s non-U.S. status.

Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability, provided that the requisite procedures are followed.

THE FOREGOING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT A TAX ADVICE. ACCORDINGLY, EACH BENEFICIAL OWNER OF NOTES SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF TENDERING NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

DEALER MANAGERS; DEPOSITARY; INFORMATION AGENT

We have retained Citigroup Global Markets Inc., Banc of America Securities LLC and Deutsche Bank Securities Inc. to act as Dealer Managers in connection with the Tender Offer. The Dealer Managers may contact Holders regarding the Tender Offer and may request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Notes.

We have agreed to pay the Dealer Managers a fee for their services as Dealer Managers in connection with the Tender Offer. In addition, we will reimburse the Dealer Managers for their reasonable out-of-pocket expenses. We have also agreed to indemnify the Dealer Managers and their affiliates against certain liabilities in connection with their services, including liabilities under the federal securities laws. At any given time, the Dealer Managers and their affiliates may trade the Notes or other securities of SL Green for their own accounts or for the accounts of their respective customers and, accordingly, may hold a long or short position in the Notes.

The Dealer Managers have provided in the past, and/or are currently providing, other investment and commercial banking and financial advisory services to us. The Dealer Managers and their affiliates may in the future provide various investment and commercial banking and other services to us for which they would receive customary compensation from us.

Global Bondholder Services Corporation has been appointed as Depositary for the Tender Offer. All deliveries and correspondence sent to the Depositary should be directed to the address set forth on the back cover of this Offer to Purchase. We have agreed to pay the Depositary reasonable and customary fees for its services and to reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the Depositary for certain liabilities, including liabilities under the federal securities laws.

Global Bondholder Services Corporation has been appointed Information Agent for the Tender Offer. Requests for additional copies of documentation may be directed to the Information Agent at the address set forth on the back cover of this Offer to Purchase.

In connection with the Tender Offer, directors and officers of SL Green and regular employees of SL Green (who will not be specifically compensated for such services) may solicit tenders by use of the mails, personally or by telephone.

MISCELLANEOUS

The Tender Offer is being made to all Holders of Notes. We are not aware of any jurisdiction in which the making of the Tender Offer is not in compliance with applicable law. In any jurisdiction in which the Tender Offer is required to be made by a licensed broker or dealer, they shall be deemed to be made by the Dealer Managers on behalf of SL Green. If we become aware of any jurisdiction in which the making of the Tender Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Tender Offer will not be made to (nor will tenders of Notes be accepted from or on behalf of) the owners of Notes residing in such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of SL Green, the Dealer Managers, the Depositary or the Information Agent that is not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

The Depositary for the Tender Offer is:

Global Bondholder Services Corporation

By Regular, Registered or Certified Mail; Hand or Overnight Delivery:	By Facsimile Transmission (for Eligible Institutions only):
Global Bondholder Services Corporation 65 Broadway, Suite 723 New York, New York 10006 Attention: Corporate Actions	(212) 430-3775 Attention: Corporate Actions For Confirmation by Telephone: (212) 430-3774

Any questions regarding procedures for tendering Notes or requests for additional copies of this Offer to Purchase should be directed to the Information Agent at its address and telephone numbers set forth below. Questions regarding the terms of the Tender Offer should be directed to the Dealer Managers, each at its address and telephone numbers set forth below.

Global Bondholder Services Corporation

65 Broadway, Suite 723
New York, New York 10006
Attention: Corporate Actions
Banks and Brokers, Call Collect:
(212) 430-3774
All Others Call Toll-Free:
(866) 470-4200

The Dealer Managers for the Tender Offer are:

Citi	BofA Merrill Lynch	Deutsche Bank Securities

390 Greenwich Street, 4th Floor New York, New York 10013 Attn: Liability Management Group Toll free: (800) 558-3745 Collect: (212) 723-6106	214 North Tryon Street, 17th Floor Charlotte, North Carolina 28255 Attn: Debt Advisory Services Toll free: (888) 292-0070 Collect: (980) 388-4603	60 Wall Street New York, New York 10005 Attn: Liability Management Group U.S toll free: (866) 627-0391 Collect: (212) 250-2955